Exhibit 2.1

AGREEMENT OF PURCHASE AND SALE

OF OWNERSHIP INTERESTS

by and between

PREIT ASSOCIATES, L.P., Seller

and

CEDAR SHOPPING CENTERS PARTNERSHIP, L.P., Buyer

August 13, 2010

i

Exhibits

“A”	Owners; Purchase Price; Excluded Parcels
“B”	Form of Assignment and Assumption of Ownership Interests
“B-1”	Form of Assignment and Assumption of Ownership Interests
“C”	Leasing Pipeline Schedule
“D”	Leasing Guidelines
“E”	Existing Leases and Security Deposits
“F”	Title Reports
“G”	Pending Litigation
“H”	Tenant Estoppel Certificate
“H-1”	Form of Seller Estoppel Certificate
“I”	FIRPTA Certification
“J”	Form of Title Company Affidavit
“K”	Form of Leasing and Management Agreement
“L”	Form of Deposit Escrow Agreement
“M”	Intentionally Omitted
“N”	Major Tenants
“O”	Material Title Contracts and Counterparties
“P”	Earnout Amount Sample Calculations
“Q”	Tax Proceedings
“R”	Rent Rolls
“S”	Existing Contracts
“T”	Leasing Agents and Commissions
“U”	Memorandum of Option, Right of First Offer and Right of First Refusal
“V”	Accounts Receivable Reports
“W”	Material Title Contract Amendments and Closing Deliveries
“X”	Example of Option Price Calculation

ii

AGREEMENT OF PURCHASE AND SALE OF OWNERSHIP INTERESTS

THIS AGREEMENT OF PURCHASE AND SALE OF OWNERSHIP INTERESTS is dated as of August 13, 2010, by and between PREIT ASSOCIATES, L.P., a Delaware limited partnership (“Seller”), having an office at 200 South Broad Street, Third Floor, Philadelphia, Pennsylvania 19102, and CEDAR SHOPPING CENTERS PARTNERSHIP, L.P., a Delaware limited partnership (“Buyer”), having an office at 44 South Bayles Avenue, Suite 304, Port Washington, New York 11050.

W I T N E S S E T H :

WHEREAS, Seller, directly or indirectly, wholly owns and controls (a) PR Monroe, LLC, a Delaware limited liability company, PR Monroe Holdings, LLC, a Delaware limited liability company, and PR Monroe Holdings, L.P., a Pennsylvania limited partnership (collectively, the “Monroe Indirect Owners”), which collectively wholly own and control, directly or indirectly, PR Monroe Limited Partnership, a Pennsylvania limited partnership (“Monroe Property Owner”); (b) PR Lancaster LLC, a Delaware limited liability company, and PR Lancaster Holdings Limited Partnership, a Pennsylvania limited partnership (collectively, the “Pitney Indirect Owners”), which collectively wholly own and control, directly or indirectly, PR Lancaster Limited Partnership, a Pennsylvania limited partnership (“Pitney Property Owner”); (c) PR Warrington LLC, a Pennsylvania limited liability company, and PR Titus LLC, a Pennsylvania limited liability company (collectively, the “Creekview Indirect Owners”; and together with the Monroe Indirect Owners and the Pitney Indirect Owners, the “Indirect Owners”), which together with Seller and PREIT–Rubin, Inc., a Delaware corporation wholly owned by Seller (“PRI”), wholly own and control, directly or indirectly, PR Warrington Limited Partnership, a Pennsylvania limited partnership, and PR Titus Limited Partnership, a Pennsylvania limited partnership, respectively (collectively, the “Creekview Property Owners”); (d) PR Lacey LLC, a New Jersey limited liability company (“Sunrise Plaza Property Owner”); and (e) PR New River LLC, a Virginia limited liability company (“New River Property Owner” and together with Monroe Property Owner, Pitney Property Owner, the Creekview Property Owners and Sunrise Plaza Property Owner, the “Property Owners”), as more particularly described in Exhibit “A”. The Property Owners, collectively, own fee title to five (5) separate power centers (each power center being referred to herein as, a “Property,” and collectively, the “Properties”) listed on Exhibit “A”. Each Property consists of the real property or the condominium interests in the real property more particularly described on Exhibit “A” (each, a “Parcel” and collectively, the “Parcels”) and the buildings, improvements and other structures constructed on each Parcel (individually as to a Parcel, and collectively, the “Improvements”), commonly known as Monroe Marketplace in Selinsgrove, Pennsylvania, Pitney Road Plaza in Lancaster, Pennsylvania, Creekview Center in Warrington, Pennsylvania, Sunrise Plaza in Forked River, New Jersey and New River Valley Center in Christiansburg, Virginia.

WHEREAS, Seller desires to sell to Buyer (a) one hundred percent (100%) of the ownership interests in the Monroe Indirect Owners, (b) one hundred percent (100%) of the ownership interests in the Pitney Indirect Owners, (c) one hundred percent (100%) of the ownership interests in the Creekview Indirect Owners, (d) one hundred percent (100%) of the limited partnership interests in each of the Creekview Property Owners, (e) one hundred percent (100%) of the ownership interests in the Sunrise Plaza Property Owner and (f) one hundred percent (100%) of the ownership interests in the New River Property Owner, and Buyer desires to purchase such ownership interests from Seller, in the manner and upon the terms and conditions hereinafter provided. The ownership interests being sold and purchased hereunder are referred to herein collectively as the “Ownership Interests”.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

1. Definitions. Capitalized terms used herein shall have the meanings set forth below:

“Affiliate” shall mean any person or entity controlling, controlled by or under common control with a particular entity referred to in this Agreement.

“Agreement” shall mean this Agreement of Purchase and Sale of Ownership Interests between Buyer and Seller, and any amendments hereto made in accordance with Section 30(b) hereof.

“Assignments” shall mean the Assignments of Ownership Interests, in the forms attached hereto as Exhibit “B” and Exhibit “B-1”.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in Philadelphia, Pennsylvania or New York, New York are authorized or required by law to close.

“Buyer” shall have the meaning set forth in the preamble hereof, and shall include any successors and assigns permitted under Section 20(a) hereof.

“Buyer Party” shall have the meaning set forth in Section 23(e)(i) hereof.

“Closing” shall mean the closing of the transfer of the Ownership Interests contemplated by this Agreement.

“Closing Date” shall mean September 29, 2010, or such other date to which the Closing shall be deferred pursuant to this Agreement.

“Closing Statement” shall mean the closing statement jointly prepared in accordance with Section 7(a)(x) hereof itemizing the closing adjustments, costs and prorations to be made at Closing.

“Contracts” shall mean (x) the Existing Contracts and (y) any other service, management, operating or maintenance agreements with respect to the Properties entered into in accordance with Section 6(b) hereof. “Contracts” shall not include any Title Contracts or Material Title Contracts.

“Corporate Obligations” shall mean Seller’s representations, warranties and covenants set forth in Sections 10(a)(i), (ii), (iii), (iv), (vii), (viii), (ix), (xii) and (xxiii) hereof and Buyer’s representations, warranties and covenants set forth in Section 12(a)-(f) hereof.

“Creekview Indirect Owners” shall have the meaning set forth in the recitals hereof.

“Creekview Property Owners” shall have the meaning set forth in the recitals hereof.

“Delinquent Rents” shall mean rents under any of the Leases which remain unpaid after their respective due date.

“Deposit” shall mean the deposit of Two Million Five Hundred Thousand Dollars ($2,500,000) by Buyer with the Title Company to secure Buyer’s obligations hereunder and under the Other Purchase Agreements, together with any interest earned thereon.

“Deposit Escrow Agreement” shall mean that certain Deposit Escrow Agreement of even date herewith by and among Seller, Buyer and Title Company in the form of Exhibit “L” hereto.

“Earnout Amount” shall have the meaning set forth in Section 25(c) hereof.

“Effective Date” shall mean the date of full execution of this Agreement and the Deposit Escrow Agreement by Buyer and Seller, which date Seller and Buyer will confirm in writing promptly upon the opening of Escrow.

“Environmental Law” shall mean any and all federal, state and local laws, statutes, regulations, ordinances, codes, rules and other governmental restrictions or requirements relating to health, industrial hygiene or environmental conditions or hazardous substances on or about the Properties or relating to the Properties, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9601 et seq.; the Resource Conservation and Recovery Act of 1976 as amended, 42 U.S.C. §6901 et seq.; the Toxic Substance Control Act, as amended, 15 U.S.C. §2601 et seq.; the Clean Air Act, as amended, 42 U.S.C. §1857 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251 et seq.; the Federal Hazardous Materials Transportation Act, 49 U.S.C. §1801 et seq.; the Safe Drinking Water and Toxic Enforcement Act of 1986; and the laws, rules, regulations and ordinances of the U.S. Environmental Protection Agency, the Pennsylvania Department of Environmental Protection and of all other agencies, boards, commissions and other governmental bodies and officers having jurisdiction over a Property or the use or operation thereof.

“Escrow” shall have the meaning set forth in Section 4(a) hereof.

“Estoppel Percentage” shall mean Tenant Estoppel Certificates from tenants with respect to Leases demising not less than seventy-five percent (75%) of the leased space in each Property.

“Excluded Liabilities” shall have the meaning set forth in Section 23(e)(i) hereof.

“Excluded Parcel Lease” shall have the meaning set forth in Section 31(a)(i).

“Excluded Parcel Owner” shall have the meaning set forth in Section 14(a)(v) hereof.

“Excluded Parcels” shall mean the parcels listed as Excluded Parcels on Exhibit “A” hereto, if any.

“Existing Contracts” shall mean the service, operating or maintenance agreements for each Property, and all amendments and modifications thereto, in effect on the Effective Date and listed on Exhibit “S” hereto.

“Existing Leases” shall mean the leases affecting a Property, and all amendments and modifications thereto, in effect as of the Effective Date and listed on Exhibit “E” hereto. As of the Closing Date, Existing Leases shall include all Pre-Closing New Leases and all amendments and modifications of Existing Leases entered into in accordance with the provisions of this Agreement.

“Government Lists” shall mean (i) the Specially Designated Nationals and Blocked Persons List maintained by the OFAC, as such list is maintained from time to time, (ii) the Denied Persons List and the Entity List maintained by the United States Department of Commerce, (iii) the List of Terrorists and List of Disbarred Parties maintained by the United States Department of State, (iv) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the OFAC Laws and Regulations, (v) any other similar list maintained by the United States Department of State, the United States Department of Commerce or any other governmental authority or pursuant to any Executive Order of the President of the United States of America, and (vi) any list or qualifications of “Designated Nationals” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, as all such Government Lists may be updated from time to time.

“Hazardous Materials” shall mean (i) those substances included within the definitions of “hazardous substances”, “hazardous materials,” “toxic substances,” or “solid waste” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. §6901 et seq. and the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801 et seq. as amended, and in the regulations promulgated pursuant to said laws, (ii) those chemicals known to cause cancer or reproductive toxicity, as published pursuant to the Safe Drinking Water and Toxic Enforcement Act of 1986, Sections 25249.5 et seq. of the Health & Safety Code as amended, (iii) those substances listed in the United States Department of Transportation Table (49 CFR 172.101 and amendments thereto) or by the Environmental Protection

Agency (or any successor agency) as hazardous substances (40 CFR Part 302 and amendments thereto), (iv) any material, waste or substance which is (A) petroleum, (B) asbestos, (C) polychlorinated biphenyls, (D) designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, 33 U.S.C. Section 1251 et seq. (33 U.S.C. Section 1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. Section 1317); (E) flammable explosives; (F) radioactive materials, or (G) mold, spores and fungus, and (v) such other substances, materials and wastes which are or become regulated as hazardous or toxic under applicable local, state or Federal law, or by the United States government, or which are classified as hazardous or toxic under Federal, state, or local laws or regulations.

“Improvements” shall have the meaning set forth in the recitals hereof.

“Indirect Owners” shall have the meaning set forth in the recitals hereof.

“Intellectual Property” shall mean the interest, if any, of the applicable Property Owner in any trademarks, trade names, logos, names, coined words, abbreviations, designs, styles, certification marks, copyrights, industrial designs and other similar property relating solely to any Property; provided however, Intellectual Property shall not include “Pennsylvania Real Estate Investment Trust”, “PREIT” or any variations thereof.

“Leases” shall mean (i) all Existing Leases, (ii) all leases and renewals, extensions or expansions of Existing Leases and amendments of Existing Leases approved or deemed approved by Buyer in accordance with the provisions of Section 6(a) hereof, (iii) all renewals, extensions and expansions of Existing Leases exercised by the tenants thereunder as to which the consent of the landlord is not required, and (iv) all New Leases entered into prior to Closing as provided for or permitted herein.

“Leasing Costs” shall mean the landlord’s obligations under the Leases or the owner’s obligation under any other agreement to pay for leasing commissions, tenant improvement costs, moving costs, design costs, lease buyout costs and similar tenant inducements, and legal expenses incurred in connection with the Leases.

“Leasing Guidelines” shall mean the guidelines for New Leases set forth on Exhibit “D” attached hereto.

“Leasing Pipeline Schedule” shall mean the schedule of signed or pending leasing transactions attached hereto as Exhibit “C”, as the same may be updated at or before Closing as provided herein.

“Liabilities” shall have the meaning set forth in Section 23(e)(i) hereof.

“Major Tenants” shall mean those tenants listed on Exhibit “N” attached hereto, and any tenant leasing or occupying (or having affiliates leasing or occupying) at least 30,000 square feet of rentable square footage in the aggregate in the Properties and each other property to be conveyed pursuant to the Other Purchase Agreements.

“Management and Leasing Agreement” shall have the meaning set forth in Section 6(b) hereof.

“Material Title Contract” shall mean the agreements listed on Exhibit “O” attached hereto.

“Material Title Contract Counterparties” shall mean the parties listed on Exhibit “O” attached hereto.

“Material Title Contract Estoppel Certificate” shall have the meaning set forth in Section 14(a)(iv) hereof.

“Monroe Indirect Owners” shall have the meaning set forth in the recitals hereof.

“Monroe Property Owner” shall have the meaning set forth in the recitals hereof.

“New Lease” shall mean a lease for all or any portion of the vacant space listed in the Leasing Guidelines entered into prior to or after Closing as provided for or permitted herein.

“New River Property Owner” shall have the meaning set forth in the recitals hereof.

“OFAC” shall mean the Office of Foreign Assets Control, United States Department of the Treasury, or any other office, agency or department that succeeds to the duties of the Office of Foreign Assets Control, United States Department of the Treasury.

“OFAC Laws and Regulations” shall mean any lists, laws, rules, sanctions and regulations maintained by the OFAC pursuant to any authorizing statute, Executive Order or regulation, including the Trading with the Enemy Act, 50 U.S.C. App. 1-44, as amended from time to time, the Iraqi Sanctions Act, Publ. L. No. 101-513; United Nations Participation Act, 22 U.S.C. § 287c, as amended from time to time, the International Security and Development Cooperation Act, 22 U.S.C. § 2349 aa-9, as amended from time to time, the Cuban Democracy Act, 22 U.S.C. §§ 6001-10, as amended from time to time, the Cuban Liberty and Democratic Solidarity Act, 18 U.S.C. §§ 2332d and 2339b, as amended from time to time, and the Foreign Narcotics Kingpin Designation Act, Publ. L. No. 106-120, as amended from time to time.

“Other Purchase Agreements” shall mean collectively, the Agreements of Purchase and Sale for the purchase and sale of: (x) Whitehall Mall, Whitehall, Pennsylvania; and (y) Red Rose Commons, Lancaster, Pennsylvania, both of which have been executed concurrently herewith.

“Owners” shall mean the Property Owners and the Indirect Owners.

“Ownership Interests” shall have the meaning set forth in the recitals hereof.

“Parcel” shall have the meaning set forth in the recitals hereof.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Public Law 107-56 (October 26, 2001), as the same may be amended from time to time, and corresponding provisions of future laws.

“Permitted Encumbrances” shall mean (i) the Existing Leases; (ii) any New Lease or a renewal, amendment, extension or expansion of an Existing Lease entered into in accordance with the terms of Section 6(a); (iii) the additional matters affecting each Property set forth in the marked-up Title Reports attached as Exhibit “F” hereto; and (iv) any matters created by or approved in writing by Buyer reflected on any update of the Title Reports.

“Pitney Indirect Owners” shall have the meaning set forth in the recitals hereof.

“Pitney Property Owner” shall have the meaning set forth in the recitals hereof.

“Post-Closing New Lease” shall have the meaning set forth in Section 25(b) hereof.

“Pre-Closing New Lease” shall have the meaning set forth in Section 25(a) hereof.

“PREIT” means Pennsylvania Real Estate Investment Trust, a Pennsylvania business trust.

“Preliminary Closing Statement” shall mean the draft closing statement itemizing the estimated closing adjustments, costs and prorations in accordance with Section 7(a)(ix) hereof.

“PRI” shall have the meaning set forth in the recitals hereof.

“Properties” shall mean the Parcels and the Improvements.

“Property Owners” shall have the meaning set forth in the recitals hereof.

“Purchase Price” shall mean the sums specified as the Purchase Price for the Ownership Interests corresponding to each Property on Exhibit “A”.

“Rent Roll” shall have the meaning set forth in Section 10(a)(vi) hereof.

“Reports” shall mean the current environmental, structural, soils, geologic, seismic, building inspection and/or engineering reports or other materials or reports relating to the Properties in Seller’s or any Owner’s possession or control and made available to Buyer pursuant to Section 11 hereof, excluding appraisals and any reports or materials which are subject to the attorney-client privilege.

“Securities Act” shall have the meaning set forth in Section 12(f) hereof.

“Seller” shall have the meaning set forth in the preamble hereof.

“Seller Estoppel Certificate” shall mean an estoppel certificate in the form of Exhibit “H-1” hereto executed by Seller and delivered in lieu of a Tenant Estoppel Certificate.

“Seller Party” shall have the meaning set forth in Section 23(e)(ii) hereof.

“Sunrise Plaza Property Owner” shall have the meaning set forth in the recitals hereof.

“Survival Period” shall mean the period commencing on Closing and ending (i) upon the expiration of the applicable statute of limitations with respect to Tax Obligations and the representations set forth in Section 10(a)(v) hereof, (ii) two (2) years after the Closing with respect to Corporate Obligations; and (iii) one (1) year after the Closing with respect to all other representations and warranties of Seller hereunder.

“Tax Obligations” shall mean Seller’s representations and warranties set forth in Sections 10(a)(x), and 10(a)(xi).

“Tax Proceedings” shall have the meaning set forth in Section 7(a)(vi) hereof.

“Tenant Estoppel Certificate” shall have the meaning set forth in Section 14(a)(iii) hereof.

“Third Party Material Title Contract Estoppel Certificate” shall have the meaning set forth in Section 14(a)(iv) hereof.

“Title Company” shall mean Commonwealth Land Title Insurance Company.

“Title Contracts” shall mean any declarations, reciprocal easement agreements, covenants, conditions, restrictions, easements and/or other written obligations that run with title to any Property.

“Title Policies” shall mean an American Land Title Association Extended Coverage standard form Owner’s Policies in the amount of the Purchase Price for each Property, subject only to the Permitted Encumbrances and with a non-imputation endorsement.

“Title Reports” shall mean the title commitments with respect to the Properties issued by the Title Company in favor of Buyer, marked copies of which are attached hereto as Exhibit “F”.

“Transaction Documents” shall have the meaning set forth in Section 23(a) hereof.

“Updated Rent Roll” shall have the meaning set forth in Section 15(a)(xii) hereof.

2. Sale and Purchase. In reliance upon the representations, warranties, covenants and agreements contained herein and subject to the terms and conditions hereof, Seller hereby agrees to sell, convey, transfer and deliver to Buyer, and Buyer hereby agrees to purchase from Seller, all right, title and interest in the Ownership Interests, for the Purchase Price.

3. Purchase Price. The Purchase Price to be paid by Buyer shall be paid as follows:

(a) Deposit. Buyer shall deposit the Deposit in immediately available federal funds into escrow with the Title Company by 5:00 p.m. local time on the second (2nd) Business Day immediately following the Effective Date. This Agreement shall terminate at Seller’s election if the Deposit is not so deposited by the time required. The Title Company shall, pending consummation or termination of this transaction, hold the Deposit in escrow in a segregated interest bearing account in accordance with the terms and provisions of the Deposit Escrow Agreement. All interest earned on the Deposit shall be added to and made a part of the Deposit for all purposes hereof. The Deposit shall be held under the Deposit Escrow Agreement and shall be applied against the Purchase Price of the last to close under this Agreement or the Other Purchase Agreements.

(b) Closing Payment. On the Closing Date, Buyer shall deposit the balance of the Purchase Price, adjusted as hereinafter provided, into escrow with the Title Company by wire transfer of immediately available federal funds.

4. Closing.

(a) Closing. The Closing shall be held and completed on or before the Closing Date through an escrow (“Escrow”) with the Title Company or in another mutually agreeable manner and location. Buyer and Seller agree to execute such separate mutual escrow instructions required by the Title Company which are consistent with this Agreement. In the event of any conflict between such separate escrow instructions and this Agreement, the terms of this Agreement shall control.

(b) Deferral of Closing. Neither party shall have the right to defer the Closing Date; provided, however, if Buyer’s lender extends the outside closing date under its financing commitment to Buyer, Seller and Buyer shall each have a one time right to defer the Closing for not more than thirty (30) days beyond the initially scheduled Closing Date for any reason or no reason at all, so long as Closing shall occur no later than the outside closing date set by Buyer’s lender. A party desiring such deferral shall give the other not less than five (5) Business Days’ notice of any such deferral prior to the scheduled Closing Date.

5. Condition of Title. Each Property Owner shall possess title to its Property at the completion of Closing, subject only to the Permitted Encumbrances and any exceptions resulting from the acts or omissions of Buyer. Title to each Property shall be in the condition as will be insured by the Title Company pursuant to the standard stipulations and conditions of the most current standard American Land Title Association form of Owner’s Title Insurance Policy in use in the state where the applicable Property is located, free and clear of all liens and encumbrances, except for the Permitted Encumbrances and any exceptions resulting from the acts or omissions of Buyer, with a non-imputation endorsement and such other endorsements as may reasonably be required by Buyer.

6. Possession, Assignment of Agreements and Leases.

(a) Existing Leases. Title to the Ownership Interests is to be given by Seller to Buyer at the completion of Closing by delivery of the Assignments. At Closing, each Property Owner shall possess the landlord’s interest in the Leases for each Property, without any representation or warranty whatsoever and without recourse (except as otherwise expressly set forth in Sections 7 and 10 hereof). During the period from the Effective Date through Closing (or earlier termination of this Agreement or default by Buyer hereunder), Seller shall not cause any Property Owner to enter into any lease of all or any portion of any Property or any renewal, amendment, extension or expansion thereof (including, without limitation, with respect to any Existing Lease) without the approval of Buyer, which approval shall be deemed given if the New Lease meets the Leasing Guidelines attached as Exhibit “D” hereto. If Buyer does not disapprove in writing of such proposed lease or renewal, amendment, extension or expansion of any Existing Lease which requires Buyer’s approval within five (5) days of Buyer’s receipt of a copy thereof, Seller shall give Buyer a second notice thereof and, if Buyer still has not disapproved in writing of such proposed lease or renewal, amendment, extension or expansion within five (5) days of the giving of such second notice, Buyer shall be deemed to have approved such proposed lease or renewal, amendment, extension or expansion.

(b) Existing Contracts. At Closing, the Contracts shall remain in effect, except any Contract that by its terms automatically terminates upon the transfer of the Ownership Interests. During the period from the Effective Date through Closing (or earlier termination of this Agreement or default by Buyer hereunder), Seller shall not cause any Owner to enter into or modify any service, management, operating or maintenance agreements (including, without limitation, the Existing Contracts) without Buyer’s approval, which shall not be unreasonably withheld or conditioned; provided, however, that Buyer’s approval shall not be required for any such agreement that is terminable, without penalty or premium, on or prior to the Closing. If Buyer does not disapprove in writing of such proposed new Contract which requires Buyer’s approval within five (5) days of Buyer’s receipt of a copy thereof, Seller shall give Buyer a second notice thereof and, if Buyer still has not disapproved in writing of such proposed new Contract within five (5) days of the giving of such second notice, Buyer shall be deemed to have approved such proposed new Contract. The termination or expiration of any of the Contracts prior to Closing shall not excuse Buyer from its obligation to complete Closing and to pay the full Purchase Price. All management and leasing contracts entered into by any Property Owner with respect to any Property shall be terminated as of the Closing Date and, at Closing, each Property Owner shall enter into new management and leasing agreements with PRI in the form attached hereto as Exhibit “K” (each, a “Management and Leasing Agreement”).

7. Prorations; Adjustments.

(a) Generally.

(i) Cash Accounts. At Closing, Seller shall be entitled to receive all funds in the bank accounts of each Property Owner as of Closing. Upon Closing, each Property Owner shall close all previously existing bank accounts and shall open new bank accounts.

(ii) Rent. All rents, including, without limitation, fixed rent, prepaid rent, additional rent and percentage rent, if applicable, but specifically excluding any Delinquent Rents, shall be apportioned between Buyer and Seller as of the Closing Date in accordance with the provisions of this Section 7. After Closing, Buyer shall pay to Seller any Delinquent Rents that are collected by Buyer or any Property Owner after Closing to which Seller shall be entitled pursuant to this Section 7(a)(ii) (other than any items for which Seller received a credit at Closing pursuant to Section 7(a)(iv)). Unless otherwise required under the applicable Lease, all rent under the Leases collected by Buyer or any Property Owner after Closing that is not designated as to any particular period shall be applied first to the then current month’s rent, then to the previous months in reverse chronological order. If, following the Closing, Seller receives any payments of rent from tenants under the Leases, Seller shall forward the rents to Buyer, and rents shall be apportioned and applied as set forth in this Section 7(a)(ii).

(iii) Leasing Costs. Seller shall be liable for all outstanding Leasing Costs arising with respect to all Existing Leases (and amendments, renewals, extensions and expansions thereof), which have been fully executed by any Property Owner and the tenant thereunder as of the Effective Date for each Property. Seller shall be responsible for and pay all Leasing Costs for New Leases executed before the Closing Date. Buyer shall be responsible for and shall pay all Leasing Costs for New Leases executed after the Closing Date, such Leasing Costs to be deducted from the payment of any Earnout Amount for such New Leases.

(iv) CAM and Operating Charges. There shall be a credit given to Buyer on the Closing Date equal to the amount collected by Seller or any Property Owner for reimbursement of taxes, common area expenses, operating expenses or additional charges of any other nature in excess of amounts owed by tenants for such items with respect to the period prior to the Closing, as reasonably estimated by the parties, and there shall be a credit given to Seller on the Closing Date equal to the amount paid by Seller or any Property Owner for taxes, common area expenses, operating expenses or additional charges of any other nature in excess of amounts collected by Seller or such Property Owner from tenants for such items with respect to the period prior to the Closing, as reasonably estimated by the parties. Buyer shall indemnify, defend and hold Seller harmless with respect to any sums as to which Buyer receives a credit at Closing. Such credits to Seller shall be given only with respect to amounts collectable from tenants not in default under their leases at the time of Closing; provided, however, Buyer shall pay Seller any amounts not credited to Seller because a tenant was in default under its lease on the Closing Date if such tenant cures the default subsequent to Closing.

(v) Contracts and Title Contracts. Amounts payable under the Contracts and Title Contracts that do not terminate as of Closing shall be apportioned on the Closing Date. There shall be a credit given to Seller on the Closing Date equal to the amount paid by Seller or any Property Owner under such Contracts and Title Contracts with respect to the period after Closing. There shall be a credit given to Buyer on the Closing Date equal to any unpaid amounts under such Contracts and Title Contracts with respect to the period prior to Closing.

(vi) Real Estate Taxes and Assessments. Real estate taxes and assessments shall be apportioned on the Closing Date except for any portion of such real estate taxes or assessments that is payable directly by a tenant to the taxing authority, which portion shall not be apportioned between Seller and Buyer. If the tax bill for the real estate tax year in which the Closing occurs has not been issued on or before the Closing Date, the apportionment of taxes shall be computed based upon the tax bill for the prior period. If, on the Closing Date, bills for the real estate taxes imposed upon a Property for the real estate tax year in which Closing occurs have been issued but shall not have been paid, such taxes shall be paid at the time of Closing. Seller represents that no proceedings for the correction of the assessed valuation of any Property (“Tax Proceedings”) have been filed on any Property Owner’s behalf and are pending, other than as set forth in Exhibit “Q”. Neither party hereto shall agree (or cause any Property Owner to agree) to any settlement or termination of any Tax Proceedings with respect to the tax year in which the Closing occurs or any prior tax year without the prior written consent of the other party, which consent shall not be unreasonably withheld, except to the extent such settlement or termination is required pursuant to the terms of any Lease. If any refund shall be paid on account of real estate taxes for the tax year in which the Closing occurs, whether by means of settlement of any Tax Proceedings, or otherwise, then the net refund shall be apportioned between Seller and Buyer, as of the Closing Date, after deducting therefrom all costs and expenses, including reasonable attorneys’ fees, incurred in connection with such Tax Proceedings and after payment to tenants of any portion of such refund owed to them under their Leases. Any refund for prior tax years shall be remitted to Seller. Both parties agree to cooperate in good faith in connection with Tax Proceedings, but at no out-of-pocket expense to the other, and take such action and execute such documents at or after the date of the Closing as may be necessary to give effect to the provisions of this Section 7(a)(vi).

(vii) Percentage Rent. Notwithstanding the provisions of this Section 7(a) to the contrary, the apportionment of “percentage rent”, and the amounts due by Buyer to Seller, respectively, under the Leases with respect to percentage rent, shall be made and paid on or before the thirtieth (30th) day following the date when the last amount due on account of such percentage rent shall have been paid by the tenants under their respective Leases with respect to the percentage rent lease year (as defined in each such Lease) in which the Closing Date falls. The amount to be apportioned shall be the total of the amounts collected by both Buyer and Seller as percentage rent for such percentage rent lease year. Seller’s portion thereof shall be equal to the amount which bears the same ratio to the total percentage rent for the applicable percentage rent lease year as the number of days up to the Closing Date in such percentage rent lease year shall bear to the full number of days in such percentage rent lease year; and Buyer shall be entitled to the remaining portion.

(viii) New River Adjustment. Seller shall be given a $400,000 credit with respect to tenant allowance rent being paid by Banfield Pet Hospital at New River Valley Center.

(ix) Preliminary Closing Statement. By the date five (5) Business Days prior to the Closing Date, Seller shall prepare, on a form reasonably acceptable to Buyer, a

Preliminary Closing Statement on the basis of the Leases, real estate taxes and assessments and other sources of income and expenses for the Properties and each Property Owner and shall deliver the same to Buyer and the Title Company. All apportionments and prorations provided for in this Section 7 to be made as of Closing shall be made, on a per diem basis, as of 12:01 a.m. local time on the Closing Date; provided, however, that all rents and expenses apportioned or prorated under this Section 7 and attributable to the Closing Date shall be for the account of Buyer. The Preliminary Closing Statement and the apportionments and/or prorations reflected therein shall be based upon actual figures to the extent available. If any of the apportionments and/or prorations cannot be calculated accurately based on actual figures on the Closing Date, then (other than with respect to determination of real estate taxes that shall be computed as set forth in clause (vi) above) they shall be calculated based on Seller’s good faith estimates thereof, subject to reconciliation as hereinafter provided.

(x) Closing Statement. The Preliminary Closing Statement shall become the final and binding Closing Statement at the close of business on the day immediately prior to the Closing Date, unless Buyer objects in writing (which writing may be via email) to any portion of the Preliminary Closing Statement, specifying the basis for its objection and, to the extent Buyer possesses the necessary information, preparing an alternative allocation. If Buyer does object, Seller and Buyer shall in good faith reconcile any disputes with respect to the adjustments, prorations and costs set forth in the Preliminary Closing Statement in accordance with the requirements of this Section 7 to produce the final and binding Closing Statement by the close of business on the day immediately prior to the Closing Date and deliver the same to the Title Company.

(xi) Post-Closing Reconciliation. If there is an error on the Closing Statement or, if after the actual figures are available as to any items that were estimated on the Closing Statement (including, without limitation, common area maintenance, operating costs and real estate taxes that were computed in accordance with clause (vi) above), it is determined that any actual proration or apportionment varies from the amount thereof reflected on the Closing Statement, the proration or apportionment shall be adjusted based on the actual figures as soon as feasible but not later than eighteen (18) months following the Closing Date. Either party owing the other party a sum of money based on such subsequent proration(s) shall promptly pay said sum to the other party. Seller agrees to provide necessary information, backup material and other reasonable evidence with respect to its period of ownership during the calendar year in which Closing occurs for purposes of reconciling the tenant charges referenced in Section 7(a)(iv) hereof.

(b) Tenant Security Deposits. At Closing, Seller shall deliver or cause each Property Owner to deliver to Buyer (or give Buyer a credit for), without consideration, all security deposits (including interest thereon, if any) then held by or for each Property Owner under the Leases, which, in the case of the Existing Leases, are shown on Exhibit “E” hereto. To the extent any tenant provided a letter of credit to satisfy its security deposit obligation, Seller shall deliver to Buyer at Closing the original letter of credit. Buyer will cause the security deposits to be maintained after Closing in accordance with the requirements of applicable law and the applicable Lease, and shall indemnify and defend Seller from, and hold Seller harmless from, all claims of tenants with respect to the security deposits actually delivered to Buyer or for which Buyer received a credit at Closing.

(c) Utility Readings. Seller shall obtain readings of all utility meters on each Property on a date no sooner than two (2) days prior to the Closing Date. At or prior to Closing, Seller shall pay all charges based upon such meter readings. However, if after reasonable efforts Seller is unable to obtain readings of any meters prior to Closing, Closing shall be completed without such readings. After Closing and upon obtaining such readings, Seller shall pay the charges incurred prior to Closing as reasonably determined by Seller and Buyer based upon such readings.

(d) Existing Financing. At or prior to Closing, Seller will pay or provide for the payment of all existing financing on each Property. If any existing financing remains outstanding on the Closing Date for any Property Owner, to the extent that Buyer pays or directly provides funds to the Property Owner to repay such existing financing, the Purchase Price shall be reduced by the amount so paid.

(e) Survival. The provisions of this Section 7 shall survive Closing and delivery of the Assignments.

8. Closing Costs.

(a) Buyer’s Costs. Buyer shall pay (i) the costs of its counsel, architect, engineers and other professionals and consultants, (ii) any recording and filing fees for documents securing Buyer’s loans, if any, (iii) the premium, search fees and other charges for the Title Policies, (iv) the cost of obtaining, updating or modifying any surveys, and (v) one-half of the Title Company’s fees and charges for the Escrow, if any.

(b) Seller’s Costs. Seller shall pay (i) the costs of its counsel and other professionals and architects, (ii) any recording and filing fees to satisfy of record or discharge documents securing the existing financing, if any, (iii) the costs of subdividing and conveying the Excluded Parcels as provided in Section 14(a)(v), including, without limitation, recording and filing fees, transfer taxes, and legal and other professional fees and expenses, and (iv) one-half of the Title Company’s fees and charges for the Escrow.

(c) Transfer Taxes. Buyer and Seller believe the transactions contemplated by this Agreement are not subject to any realty transfer tax, except for (i) the Pennsylvania and local realty transfer taxes with respect to the transfer of more than 90% of the Ownership Interests in the Creek View Property Owners, which shall be paid by Buyer; and (ii) the New Jersey controlling interest transfer tax, which shall be split equally between Buyer and Seller. Any other realty transfer taxes which are determined to be payable shall also be split equally between Buyer and Seller.

(d) Survival. The provisions of this Section 8 shall survive Closing and delivery of the Assignments.

9. Municipal Improvements/Notices.

(a) Assessments. Municipal improvement and other similar assessments shall be apportioned between Buyer and Seller in the same manner as real estate taxes as set forth in Section 7(a)(vi) hereof. Buyer shall pay all unpaid installments becoming due on or after the

Closing Date in respect of assessments against a Property or any part thereof (including any fines, interest or penalties thereon due to the non-payment thereof), and Buyer shall indemnify, defend and save Seller harmless from any claims therefor or any liability, loss, cost or expense arising therefrom for any portion thereof for which Buyer is responsible under this Section 9.

(b) Survival. The provisions of this Section 9 shall survive Closing and delivery of the Assignments.

10. Seller’s Representations.

(a) Seller hereby represents to Buyer, as of the date hereof and as of Closing, as follows:

(i) Organization and Good Standing. Seller and the Owners are each duly organized, validly existing, and in good standing under the laws of the jurisdiction in which they were formed and each has all requisite power and authority to carry on its business as now conducted. Each Property Owner is in good standing and is authorized to transact business in the State or Commonwealth in which its Property is located.

(ii) Validity. Each of Seller and PRI has the requisite power, capacity and authority to enter into this Agreement and/or the Assignment to which it is a party and to sell the Ownership Interests in accordance with the terms hereof and to perform its obligations hereunder and thereunder. This Agreement has been (and at Closing, the Assignments and all other documents delivered by Seller at Closing will be) duly authorized and executed and delivered by Seller or PRI (as applicable) and constitutes (or will constitute, as the case may be) the legal, valid and binding obligation of Seller or PRI (as applicable) enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by (A) bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally or (B) by general equitable principles regardless of whether considered in a proceeding in equity or at law.

(iii) Consents. Seller has obtained all necessary consents (whether from a governmental authority or other third party) in order to consummate the transactions contemplated hereby.

(iv) No Violation or Conflict. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, will not violate any of the organizational or governing documents of Seller, PRI or any Owner or any contract, agreement, commitment, order, judgment or decree which Seller, PRI or any Owner is a party to or by which Seller, PRI or any Owner is bound.

(v) Title to Ownership Interests. Seller, directly or indirectly, owns one hundred percent (100%) of the Ownership Interests in each Owner, free and clear of any encumbrances, pledges, liens or security interests. Exhibit “A” accurately reflects the ownership structure of each Owner. None of Seller, PRI or any Owner has granted to any person or entity any options or other agreements of any kind, whereby any person or entity other than Buyer will have acquired or will have any right to acquire title to all or any portion of any Ownership Interests in any Owner. There are no options, subscriptions, warrants, calls, preemptive rights, rights of first refusal or other rights, commitments or arrangements, written or oral, outstanding with respect to the Ownership Interests or any unissued equity interests in the Owners or any security convertible into or exchangeable or exercisable for any equity interests in the Owners. Except for the Ownership Interests, there are no other equity, economic or beneficial interests in any Owner held by any person or entity.

(vi) Leases. The list of Existing Leases set forth in Exhibit “E” hereto is true, correct and complete in all material respects and accurately reflects any security deposits held by Seller or any Property Owner. The updated list of Leases to be delivered at Closing pursuant to Section 15(a)(iii) shall be true, correct and complete in all material respects. There are no leases, licenses, permits, franchises, concessions or other occupancy agreements, written or oral, affecting the Properties, other than the Leases. The Leases are in full force and effect and have not been amended except as set forth in Exhibit “E” (as the same shall be updated as provided above). A true, correct and complete copy of the rent roll for each Property (each a “Rent Roll”) is attached hereto as Exhibit “R”. Each Rent Roll contains the name of each tenant, the rentable area of the leased premises, the expiration date of the lease term, the current minimum rent and the current billing of CAM and real estate tax charges, and such information is true and correct in all material respects as of the date of the Rent Roll. All information set forth in the Updated Rent Roll to be delivered by Seller to Buyer at Closing shall be true and correct in all material respects as of the date of the Updated Rent Roll. At the time of Closing, neither Seller nor any Owner shall have accepted any prepayment of rent under any of the Leases (except for rental for the current month and payments that are required to be made in advance pursuant to the terms and provisions of any Lease and advance rental payments reflected on the Closing Statement and the Updated Rent Rolls). At the time of Closing, neither Seller nor any Owner shall have entered into New Leases, or modified or terminated any of the Existing Leases subsequent to the Effective Date, except as expressly provided herein or otherwise with the consent or deemed consent of Buyer hereunder (except for a termination permitted by the terms of any such Lease, other than on account of acts or omissions of the applicable Property Owner). Seller has delivered or made available to Buyer true, correct and complete copies of the Leases (including all amendments thereto) in all material respects. A Property Owner is the landlord under each of the Leases and has not assigned, mortgaged, pledged, sublet, hypothecated or otherwise encumbered any of its rights or interests under any of the Leases, other than any such encumbrances that shall be satisfied and released of record at Closing. Neither the landlord nor, to Seller’s knowledge, any tenant is in default of any of its material obligations under the Leases. Attached hereto as Exhibit “V” is a schedule of accounts receivable under the Leases, which is true and correct in all material respects as of the date of such schedule. All information set forth in the update to Exhibit “V” to be delivered by Seller to Buyer at Closing shall be true and correct in all material respects as of the date thereof.

(vii) Litigation, Condemnation, Bankruptcy. There is no pending, or to its actual knowledge, threatened, litigation against Seller with respect to any Property, or against any Owner, except as described on Exhibit “G” hereto. There is not outstanding against Seller, any Owner or any Property any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency or arbitrator, except as described on Exhibit “G” hereto. Neither Seller nor any Owner has been served in any condemnation proceedings related to any Property, nor do any of them have any knowledge of any threatened condemnation proceedings with respect to any Property. Neither Seller nor any Owner has (A) made a general assignment for the benefit of its creditors, (B) admitted in writing its inability to pay its debts as they mature, (C) had an attachment, execution or other judicial seizure of any property interest which remains in effect, or (D) become generally unable to meet its financial obligations as they accrue. There is not pending any case, proceeding or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution or recomposition of Seller or any Owner or the debts of such parties under any law relating to bankruptcy, insolvency, reorganization or relief of debtors or seeking appointment of a receiver, trustee, custodian or other similar official for it or all or any substantial part of its property.

(viii) No Other Assets. Since its inception, no Owner has owned any assets other than its Property, any Excluded Parcels, parcels previously owned and sold to third parties, personal property, if any, and/or the Ownership Interests of another Owner, as applicable.

(ix) No Other Liabilities. No Owner has any liabilities that have not been disclosed to Buyer in writing, except for (A) those matters which are being defended against by insurance companies and described on Exhibit “G”, (B) real estate, franchise and income taxes not yet due and payable, (C) Leasing Costs, (D) other liabilities under the Existing Leases, and (E) liabilities under the Existing Contracts and Title Contracts in effect as of the Effective Date.

(x) Taxes. All tax returns required to be filed and relating in any manner to any Owner or any Property have been timely filed with the appropriate taxing authorities. All such tax returns (A) were prepared in the manner required by applicable law and (B) are true, correct and complete in all material respects. Tax returns with respect to calendar year 2009 are presently on extension. Each Owner has paid, or caused to be paid, all taxes due with respect to any Owner or any Property whether or not shown (or required to be shown) on a tax return, and such taxes paid include those for which Owner may be liable in its own right, or as the transferee of the assets of, or as successor to, any other entity. No Owner is currently the subject of an audit or other examination of taxes by the tax authorities of any nation, state or locality, no such audit or other examination is pending, or to Seller’s knowledge, threatened, and no Owner has received any written notice from any taxing authority relating to any issue which could have an adverse effect on the tax liability of an Owner. Each Owner is and has always been treated as a disregarded entity or a partnership for federal income tax purposes and does not have any liability as successor or otherwise pursuant to Treasury Regulations Section 301.7701-2T(c)(2)(iii).

(xi) Elections. Each Owner has complied with all applicable laws, rules and regulations and made all such elections necessary for such Owner to be a disregarded entity for tax purposes. No Owner is a party to any federal, state or local income tax sharing or allocation agreement with any other entity.

(xii) Employees. No Owner has ever had any employees.

(xiii) Environmental. Except as expressly set forth in the Reports, (A) neither Seller nor any Owner has received written notice from any person or entity of any material violation of any Environmental Laws or the presence of Hazardous Materials at any Property and (B) to Seller’s knowledge, no such material violation exists.

(xiv) No Options. Except as set forth in the Leases, neither Seller nor any Owners have entered into any agreement, option, understanding or commitment, or granted any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement, option or commitment with any person or entity, for the purchase or ground lease of all or any portion of the Properties or any rights or interest therein, which remains outstanding.

(xv) Contracts. There are no service or maintenance contracts or management agreements relating to any Property other than the Existing Contracts set forth on Exhibit “S” and the other Contracts entered into in accordance with this Agreement. The updated list of Contracts to be delivered at Closing pursuant to Section 15(a)(iii) shall be true, correct and complete in all material respects. True, correct and complete copies of all of the Contracts, including all agreements, amendments, guarantees, side letters and other documents relating thereto, have been delivered or made available to Buyer. Except as expressly set forth therein, all Existing Contracts are terminable on thirty (30) days notice or less without the payment of any premium or termination fee. Each of the Contracts is in full force and effect and has not been amended except as set forth on Exhibit “S” and no notice of default has been sent, or received, by Seller or any Owner with respect to any Contracts which exceed $50,000 per year on an annualized basis, or, to Seller’s knowledge, any other Contracts, and, to Seller’s knowledge, none of the parties thereto is in default of any of its material obligations thereunder.

(xvi) Violations. To the knowledge of Seller, neither Seller nor any Owner has received any written notice that a Property, or any portion thereof, is in violation of any applicable building codes or any environmental, zoning, fire, life safety and land use or other laws, rules and regulations, which has not been fully cured and remedied of record. Seller has no knowledge that a Property is in violation of any applicable building codes or any environmental, zoning, fire, life safety and land use and other laws, rules and regulations.

(xvii) Anti-Terrorism/Anti-Money Laundering. Neither Seller nor any of its Affiliates (A) is listed on any Government Lists, (B) has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13244 (September 23, 2001) or in any enabling or implementing legislation or other Presidential Executive Orders in respect thereof, (C) is a person or entity who has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any violation of the Patriot Act, or (D) is currently under investigation by any governmental authority for alleged criminal activity. Seller has no reason to believe that this transaction, including, without limitation, the source of its funds, would result in a violation by Buyer or Seller of the Patriot Act, OFAC Laws and Regulations, or any other anti-terrorism or anti-money laundering laws or regulations, including, without limitation, the Bank Secrecy Act, as amended, or the Money Laundering Control Act of 1986, as amended.

(xviii) Insurance. Neither Seller nor any Owner has received written notice from any insurance carrier of the existence of conditions at a Property which if not corrected would result in termination of insurance coverage.

(xix) Intellectual Property. To the knowledge of Seller as of the date of this Agreement, neither Seller nor any Owner has granted any licenses, rights or interests in the Intellectual Property, none of the Intellectual Property is subject to any licenses, rights or interests, and no payments are made by or to Seller or any Owner in respect of the use of the Intellectual Property.

(xx) Leasing Agents and Commissions. There are no existing agreements with leasing agents in respect of leasing space in the Properties nor, to Seller’s knowledge, are there any outstanding commissions payable to any brokers with respect to any Existing Leases, except as set forth on Exhibit “T” hereto.

(xxi) Non-Foreign Person. Neither Seller, PRI nor any Owner is a “foreign person” as defined in Section 1445 of the Internal Revenue Code, as amended.

(xxii) Material Title Contracts. The Material Title Contracts are in full force and effect and have not been amended except as set forth on Exhibit “O”. To Seller’s knowledge, none of Seller, any Affiliate of Seller, any Property Owner or any other Material Title Contract Counterparty is in default in any material respect with respect to any obligation under any Material Title Contract. There are no set-offs, claims, counterclaims and/or defenses being asserted by any Material Title Contract Party against the enforcement of any Property Owner’s rights and obligations under any Material Title Contract.

(xxiii) Owner Agreements. True, correct and complete copies of the organizational documents of each Owner as modified and/or amended have been delivered or made available to Buyer. The organizational documents of each Owner are in full force and effect and have not been further modified, supplemented or amended.

(b) All references in this Section 10 or elsewhere in this Agreement and/or in any other document or instrument executed by Seller in connection with or pursuant to this Agreement, to “its knowledge” or “to the knowledge of Seller” and words of similar import shall refer solely to facts within the actual knowledge of Jeffrey A. Linn, without independent investigation or inquiry on his part other than inquiry of the asset manager of each Property, and shall not be construed to refer to the knowledge of any other employee, officer, director, shareholder, partner, member or agent of Seller or any Affiliate of Seller, and shall in no event be deemed to include imputed or constructive knowledge.

(c) All representations and warranties of Seller under this Section 10 shall be deemed modified by any facts disclosed in any of the Reports or other materials delivered by Seller or its agents to Buyer or otherwise actually known (not imputed) by Buyer or discovered by Buyer prior to the Effective Date. Buyer shall be deemed to have knowledge of a fact or circumstance if the underlying information or facts relating to applicable representations and warranties were expressly disclosed in any document delivered or otherwise made available to Buyer by Seller prior to the Effective Date, including any Leases, Contracts, Title Contracts, Title Reports and underlying recorded exception documents, surveys, Reports, or this Agreement. If the subject Report was delivered or otherwise discovered by Buyer after the Effective Date and prior to Closing, then Buyer shall have the rights set forth in Section 24(c)(ii) hereof.

11. Delivery of Property Documents.

(a) Deliveries. Seller has delivered or made available to Buyer the following, to the extent in the possession or control of Seller or any of its Affiliates (including, without limitation, PRI):

(i) The current books and records (excluding, however, internal memoranda, appraisals and documents and any other information covered by the attorney-client privilege) and other operating and maintenance documents and information customarily prepared by a property manager with respect to a property;

(ii) Copies of the Existing Leases and any other occupancy agreements currently in force with respect to the Properties, together with the Rent Rolls;

(iii) Copies of the Existing Contracts and the Material Title Contracts;

(iv) Schedules of the Existing Leases and the Existing Contracts;

(v) Copies of all Reports;

(vi) All material relating to outstanding litigation claims or proceedings;

(vii) A list of unexpired warranties, if available;

(viii) A copy of insurance policies, or certificates evidencing such policies, relating to the Properties, together with a claims history for the last year;

(ix) Tenant sales reports for the last fiscal year (if available); and

(x) Copies of as-built plans and specifications and operating permits and certificates of occupancy issued with respect to each Property to the extent currently in an Owner’s possession.

Seller shall make available for inspection by Buyer promptly upon request, without undue delay, such other documents and information reasonably requested by Buyer relating to any aspect of the Properties not included in the categories listed above, provided, however, Seller shall not be required to make available documents or other information not in the possession or control of Seller or a Property Owner or materials which Seller reasonably considers proprietary or confidential.

(b) NO WARRANTY. NOTWITHSTANDING ANY PROVISIONS OF THIS AGREEMENT TO THE CONTRARY, SELLER MAKES NO REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AS TO THE COMPLETENESS, CONTENT OR ACCURACY OF THE MATERIALS DELIVERED TO BUYER EXCEPT AS EXPRESSLY PROVIDED IN SECTION 10 HEREOF.

12. Buyer Representations. Buyer hereby represents to Seller, as of the date hereof and as of the Closing Date, as follows:

(a) Organization and Good Standing. Buyer is duly organized, validly existing, and in good standing under the laws of its state of formation and has all requisite power and authority to carry on its business as now conducted. If required under Pennsylvania law to perform its obligations under this Agreement, it shall be qualified at Closing to transact business in the Commonwealth of Pennsylvania.

(b) Validity. Buyer has the requisite power, capacity and authority to enter into this Agreement and the Assignments and to purchase the Ownership Interests in accordance with the terms hereof and to perform Buyer’s obligations hereunder and thereunder. This Agreement has been (and the Assignments, upon the Closing, will be) duly authorized and executed and delivered by Buyer and constitutes (or will constitute, as the case may be) the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as the enforceability thereof may be limited by (i) bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally or (ii) by general equitable principles regardless of whether considered in a proceeding in equity or at law.

(c) Consents. Buyer has obtained all necessary consents (whether from a governmental authority or other third party) in order to consummate the transactions contemplated hereby.

(d) No Violation or Conflict. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, will not violate any of its organizational or governing documents or any contract, agreement, commitment, order, judgment or decree which Buyer is a party to or by which it is bound.

(e) Anti-Terrorism/Anti-Money Laundering. Neither Buyer nor any of its Affiliates (i) is listed on any Government Lists, (ii) has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13244 (September 23, 2001) or in any enabling or implementing legislation or other Presidential Executive Orders in respect thereof, (iii) is a person or entity who has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any violation of the Patriot Act, or (iv) is currently under investigation by any governmental authority for alleged criminal activity. Buyer has no reason to believe that this transaction, including, without limitation, the source of its funds, would result in a violation by Buyer or Seller of the Patriot Act, OFAC Laws and Regulations, or any other anti-terrorism or anti-money laundering laws or regulations, including, without limitation, the Bank Secrecy Act, as amended, or the Money Laundering Control Act of 1986, as amended.

(f) Investment. Buyer is not acquiring the Ownership Interests with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). Buyer acknowledges that the transfer of the Ownership Interests may be restricted under the Securities Act and various state securities laws.

13. Seller Covenants.

(a) Pre-Closing Covenants. During the period from the Effective Date through and including the Closing, except as otherwise expressly provided in this Agreement, Seller shall, and shall cause each Owner to:

(i) not sell, encumber or transfer the Ownership Interests or any Property, including, without limitation, any personal property intended to be transferred pursuant to the transactions contemplated by this Agreement, except (x) for the transfer of Excluded Parcels to an Affiliate of Seller that is not an Owner in accordance with Section 14(a)(v) and (y) in the case of any personal property, to the extent in the ordinary course of business and such personal property is replaced prior to Closing with property of substantially similar quality and value;

(ii) not change (or permit to be changed) any tax election or treatment, in each case relating to any Property, any Owner or the Ownership Interests;

(iii) not amend or otherwise modify the organizational documents of any Owner or sell any Ownership Interests in any Owner, or any other securities or issue any securities convertible into or exchangeable for, options or warrants to purchase any Ownership Interests in any Owner or make any other changes in its capital structure;

(iv) keep Buyer informed as to all material developments with respect to each Property (in each case, as soon as readily available after the Effective Date), including providing Buyer with (A) prompt notice of all New Leases, Contracts and Title Contracts or modifications to Leases, Contracts and Title Contracts (together with copies thereof), and (B) copies of all written notices of default or termination received or given by Seller or any Owner with respect to any Lease, Contract, Title Contract or loan document, promptly following receipt or delivery;

(v) cause each Owner to remain in good standing in its state of formation;

(vi) maintain in effect the property casualty and liability insurance policies now in effect on the Properties (or substitute policies in equal or greater amounts);

(vii) maintain and operate each Property in substantially the same condition and manner as now maintained and operated, including performing or causing to be performed (A) all customary ordinary repairs to each Property as Seller has customarily previously performed or caused to be performed to maintain them in substantially the same condition as they are as of the Effective Date of this Agreement, as said condition shall be changed by wear and tear, damage by fire or other casualty, or vandalism, and (B) all customary ordinary repairs to each Property necessary to correct violations of applicable building codes. Notwithstanding the foregoing, neither Seller nor any Owner shall have any obligation to make any structural or extraordinary repairs or capital improvements to any Property between the Effective Date and Closing;

(viii) deliver promptly to Buyer any written notices of violation received by Seller or any Owner from any governmental authority or any Material Title Contract Counterparty with respect to any Owner or any Property;

(ix) not negotiate, enter into, modify or terminate any Lease except as permitted by Section 6(a), and deliver to Buyer promptly any New Leases entered into pursuant to Section 6(a);

(x) not negotiate, enter into, modify or terminate any Contract except as permitted by Section 6(b), and deliver to Buyer promptly any new Contract entered into pursuant to Section 6(b);

(xi) not negotiate, enter into, modify or terminate any Title Contract without the prior written consent of Buyer;

(xii) notify Buyer promptly upon Seller’s discovery that any representation or warranty made by Seller herein is untrue, inaccurate or incorrect in any material respect; and

(xiii) complete the subdivision and conveyance of the Excluded Parcels in accordance with the provisions of Section 14(a)(v).

(b) Taxes. Seller shall prepare or cause to be prepared and filed all federal, state and local tax returns for 2009, the short tax year in which Closing occurs and all prior tax years, and, upon request of Buyer, promptly deliver to Buyer copies of all such tax returns filed after the Closing Date, including any amendments thereto. Seller shall pay all taxes owed for those tax years, and for any audits with respect to those tax years. The provisions of this Section 13(b) shall survive Closing and delivery of the Assignments.

14. Conditions Precedent to Closing.

(a) Buyer’s Conditions. Buyer shall not be obligated to close under this Agreement unless each of the following conditions shall be satisfied or waived by Buyer on or prior to the Closing Date:

(i) Title Policies. The Title Company shall be irrevocably and unconditionally committed to issue the Title Policies naming each Property Owner as insured upon payment of the title premium therefor at Buyer’s sole cost and expense.

(ii) Accuracy of Representations. The representations and warranties made by Seller in this Agreement shall be true and correct in all material respects as of the Closing Date. The inaccuracy of such representations and warranties shall be deemed “material” pursuant to this Section 14(a)(ii) if collectively the inaccuracies could reasonably be estimated by Buyer to cause damages to Buyer in excess of $250,000, in which case the provisions of Section 24(c)(ii) shall apply. In determining whether an inaccuracy in any representation and warranty of Seller is “material” for purposes of this Section 14(a)(ii), any materiality qualifications in such representation and warranty shall be disregarded.

(iii) Estoppel Certificates. Seller shall have delivered to Buyer, at least five (5) days before Closing, a written statement (a “Tenant Estoppel Certificate”) from each Major Tenant and a sufficient number of other tenants such that Tenant Estoppel Certificates have been received for each Property with respect to not less than the Estoppel Percentage, in each case, (A) dated not more than forty-five (45) days prior to the applicable Closing Date, (B) in the specific form of tenant estoppel certificate required under their respective Leases and (C) consistent with the terms of the Leases and the representations and warranties of Seller set forth herein and disclosing no materially adverse matters. If Seller is unable to deliver conforming Tenant Estoppel Certificates from each Major Tenant or a sufficient amount of the other tenants at a Property to achieve the Estoppel Percentage, then Seller, at its option, but without any obligation to do so, may satisfy this requirement by delivering estoppel certificates executed by Seller (a “Seller Estoppel Certificate”) with respect to Leases in an amount which, together with the Tenant Estoppel Certificates executed by tenants would satisfy the Estoppel Percentage; provided, however, Seller shall not be permitted to deliver more than one (1) Seller Estoppel Certificate for each Property as to a Major Tenant at such Property. If no specific form of tenant estoppel certificate is required under a Lease, then the required Tenant Estoppel Certificate shall be in the form of the tenant estoppel certificate set forth on Exhibit “H” hereto. If a Seller Estoppel Certificate is delivered, such Seller Estoppel Certificate shall be in the form of the Seller Estoppel Certificate set forth on Exhibit “H-1” hereto. In determining whether the foregoing requirement has been satisfied, Buyer agrees not to object to (1) any non-material qualifications or modifications which a tenant may make to the form of Tenant Estoppel Certificate, or (2) any modification to a Tenant Estoppel Certificate made by a tenant to conform it to the requirements of its Lease. If any tenant indicates in its Tenant Estoppel Certificate that it has a claim which would entitle it to set-off the amount of the claim against rent due under its Lease and the amount of such claim is specified by the tenant as a specific dollar amount, Seller shall have the right, at its sole option, to give Buyer a credit against the Purchase Price in the amount of the claim or to deliver an indemnity reasonably acceptable to Buyer with respect thereto, in which event Buyer shall complete Closing subject to such claim. Seller’s failure to deliver sufficient Tenant Estoppel Certificates or Seller Estoppel Certificates to satisfy Buyer’s condition under this Section 14(a)(iii) shall not by itself constitute a default by Seller hereunder provided that Seller shall have requested Tenant Estoppel Certificates from all of the tenants at each Property and shall have exercised commercially reasonable efforts to obtain Tenant Estoppel Certificates satisfying Buyer’s condition under this Section 14(a)(iii). If the condition of this Section 14(a)(iii) is not satisfied by the date five (5) Business Days prior to Closing and neither Seller or Buyer has deferred Closing pursuant to the provisions of Section 4(b) hereof, Seller shall have the right, at its sole option, without any obligation, upon written notice to Buyer, to deliver a Seller Estoppel Certificate to the extent permitted herein. In the event of a failure of Seller to satisfy the condition of this Section 14(a)(iii) by the Closing Date, as it may be deferred, other than by reason of Seller’s failure to exercise commercially reasonable efforts to satisfy same which is governed by Section 16(b), Buyer’s sole remedy shall be to either (x) waive the estoppel requirement and proceed to Closing without any abatement in the Purchase Price, or (y) terminate this Agreement and the Other Purchase Agreements and receive a return of the Deposit. Seller shall promptly deliver to Buyer the executed Tenant Estoppel Certificates as and when they are received by Seller. Seller agrees that Seller shall reasonably cooperate with Buyer in obtaining any subordination, non-disturbance and attornment agreements which Buyer’s lender may require; provided, however, that the failure to deliver subordination, non-disturbance and attornment agreements executed by the tenants shall not excuse Buyer from proceeding to Closing or give rise to any rights in favor of Buyer to suspend, extend or defer the Closing.

(iv) Material Title Contract Estoppel Certificates. Seller shall have delivered to Buyer, at least five (5) Business Days before Closing, a written statement (a “Material Title

Contract Estoppel Certificate”) from each Material Title Contract Counterparty with respect to each Material Title Contract to which it is a party, in each case, (A) dated not more than forty-five (45) days prior to the applicable Closing Date, (B) in the specific form of estoppel certificate required under its Material Title Contract(s) and (C) consistent with the terms of the Material Title Contracts and the representations and warranties of Seller set forth herein and disclosing no materially adverse matters. In determining whether the foregoing requirement has been satisfied, Buyer agrees not to object to (1) any non-material qualifications or modifications which a Material Title Contract Counterparty may make to the form of Material Title Contract Estoppel Certificate, or (2) any modification to a Material Title Contract Estoppel Certificate made by a Material Title Contract Counterparty to conform it to the requirements of its Material Title Contract(s). Seller’s failure to obtain any Material Title Contract Estoppel Certificate from a Material Title Contract Counterparty that is not an Affiliate of Seller (including any board of directors or other governing body controlled by or under common control with Seller) (each a “Third Party Material Title Contract Estoppel Certificate”), shall not by itself constitute a default by Seller hereunder, provided that Seller shall have exercised commercially reasonable efforts to obtain such Third Party Material Title Contract Estoppel Certificate. Seller’s failure to obtain a truthful Material Title Contract Estoppel Certificate from Seller or an Affiliate of Seller, including a Property Owner, shall constitute a willful default by Seller under this Agreement and the provisions of Section 16(b) shall apply. If any Third Party Title Contract Estoppel Certificate is not delivered to Buyer by the date five (5) Business Days prior to Closing, Seller shall have the right, at its sole option, without any obligation, upon written notice to Buyer, to defer the Closing for a period not exceeding thirty (30) days after the scheduled Closing Date to give Seller an opportunity, at Seller’s sole option, of attempting to obtain such Third Party Material Title Contract Estoppel Certificate. In the event of a failure of Seller to obtain any Third Party Material Title Contract Estoppel Certificate by the Closing Date, as may be deferred by Seller, other than by reason of Seller’s failure to exercise commercially reasonable efforts to obtain same which is governed by Section 16(b), Buyer’s sole remedy shall be to either (x) waive the estoppel requirement and proceed to Closing without any abatement in the Purchase Price, or (y) terminate this Agreement and the Other Purchase Agreements and receive a return of the Deposit. Seller shall promptly deliver to Buyer the executed Material Title Contract Estoppel Certificates as and when they are received by Seller.

(v) Subdivision of Excluded Parcels. Subject to Section 31, at Seller’s sole cost and expense, Seller shall have (x) legally separated the Excluded Parcels from the balance of the Parcels, if applicable, and (y) conveyed fee title to the Excluded Parcels to one or more indirect, wholly owned subsidiaries of Seller that are not Owners (each, an “Excluded Parcel Owner”) pursuant to instruments consistent with this Agreement in all respects and otherwise reasonably satisfactory to Buyer. Except as provided below and in Exhibit “A”, such conveyance of an Excluded Parcel shall not include any rights of the “declarant” or any “approving party” (or any similar rights) under any reciprocal easement agreement, condominium declaration or other similar agreement, it being intended that such rights would remain with the Property Owner. Notwithstanding the foregoing, the Excluded Parcel Owner of Unit 1 at the Monroe Marketplace shall be conveyed the right to require the declarant under the reciprocal easement agreement and/or condominium declaration at Monroe Marketplace to subdivide Unit 1 in to as many as three (3) separate condominium units and to designate a tenant/occupant of Unit 1 as an “approving party” if such tenant/occupant qualifies to be an approving party under the Declaration. These rights shall be included in the deed of such Excluded Parcel.

(vi) Other Purchase Agreements. Neither PREIT nor any Affiliate of PREIT shall have defaulted under any Other Purchase Agreement.

(vii) Seller’s Performance. Seller shall have performed its covenants, agreements and obligations under this Agreement, including, without limitation, the delivery of the documents set forth in Section 15(a) hereof.

In the event Closing does not occur by reason of the failure of any of the foregoing conditions of this Section 14(a) for any reasons other than a deferral pursuant to Section 4(b) hereof or the breach of this Agreement or the Other Purchase Agreements by Buyer, then upon the written election of Buyer, this Agreement and the Other Purchase Agreements shall terminate, the Deposit shall be returned to Buyer and neither Buyer nor Seller shall have any further liability under this Agreement except for those obligations which expressly survive termination of this Agreement or the termination of the Other Purchase Agreements; provided, however, that if the failure of the condition is due to a default of Seller hereunder, the provisions of Section 16(b) shall apply.

(b) Seller’s Conditions. Seller shall not be obligated to close under this Agreement unless each of the following conditions shall be satisfied or waived by Seller prior to the Closing Date:

(i) Accuracy of Representations. The representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects as of the Closing Date.

(ii) Other Purchase Agreements. Buyer shall not have defaulted under any Other Purchase Agreement.

(iii) Buyer’s Performance. Buyer shall have performed its covenants, agreements and obligations under this Agreement, including, without limitation, delivery of the documents set forth in Section 15(b) hereof.

In the event Closing does not occur by reason of the failure of any of the foregoing conditions of this Section 14(b) for any reasons other than a deferral pursuant to Section 4(b) hereof or the breach of this Agreement or the Other Purchase Agreements by Seller, then upon the written election of Seller, this Agreement and the Other Purchase Agreements shall terminate, the Deposit shall be returned to Buyer and neither Buyer nor Seller shall have any further liability under this Agreement except for those obligations which expressly survive termination of this Agreement or the termination of the Other Purchase Agreements; provided, however, that if the failure of the condition is due to a default of Buyer hereunder, the provisions of Section 16(a) shall apply.

15. Deliveries at Closing.

(a) Seller’s Deliveries. On the Closing Date, Seller shall deliver to Buyer or, at Buyer’s direction, to the Title Company, the following:

(i) Assignments. The Assignments executed by Seller or PRI, as applicable.

(ii) Management and Leasing Agreement. An executed copy of a Management and Leasing Agreement with respect to each Property in substantially the form attached hereto as Exhibit “K”.

(iii) Leases and Contracts. An updated list of Leases, which shall also list the amount of the security deposit held by each Property Owner under each Lease, in substantially the form of Exhibit “E” hereto, certified, to Seller’s knowledge, as true, correct and complete. An updated list of Contracts, in substantially the form of Exhibit “S” hereto, certified, to Seller’s knowledge, as true, correct and complete.

(iv) Leasing Pipeline Schedule. An updated Leasing Pipeline Schedule, provided that any such update shall have been approved by Buyer to the extent the same does not comply with the Leasing Guidelines.

(v) Authority Documents. If required by the Title Company or Buyer, evidence of required authority and an incumbency certificate to evidence the capacity of the signatory for Seller.

(vi) FIRPTA Certification and Title Affidavit. (A) Affidavits in the form of Exhibit “I” hereto with respect to compliance with the Foreign Investment in Real Property Tax Act (Internal Revenue Code Sec. 1445, as amended, and the regulations issued thereunder), executed and acknowledged by Seller and PRI; (B) an affidavit in favor of the Title Company in the form of Exhibit “J” hereto, executed and acknowledged by Seller; and (C) an affidavit in favor of the Title Company in the form of Exhibit “J-1” hereto required by the Title Company for the issuance of a non-imputation endorsement, executed and acknowledged by Seller.

(vii) Keys. To the extent in Seller’s or any Owner’s possession, all keys, codes, transponders and other security devices for each Property.

(viii) Books and Records. Copies (to the extent in Seller’s or any Owner’s possession) of all books and records reasonably required for the orderly transition of operation of the Properties.

(ix) Original Documents. The originals (to the extent in Seller’s or any Owner’s possession) or, if unavailable, copies certified, to Seller’s knowledge, to be true, correct and complete in all material respects, of all Leases and (to the extent in Seller’s or any Owner’s possession) copies of as-built plans and specifications for the improvements at the Properties, permits, licenses and other agreements and approvals relating to the maintenance and operation of the Properties.

(x) Closing Statement. The Closing Statement prepared in accordance with the terms of this Agreement, executed by Seller.

(xi) Update Certificate. A certificate of Seller, reasonably satisfactory to Buyer, updating as of the Closing Date, all of the Seller’s representations and warranties set forth in Section 10 and elsewhere in this Agreement, including any updates to the Exhibits of this Agreement required to be delivered hereunder.

(xii) Updated Rent Roll. An updated Rent Roll for each Property containing all of the categories of information set forth on the Rent Rolls attached hereto as Exhibit “R”, dated not more than five (5) days prior to the Closing Date (each an “Updated Rent Roll”).

(xiii) Updated Arrearages Report. An updated arrearages report for each Property containing all of the categories of information set forth on the reports attached hereto as Exhibit “V”, dated not more than five (5) days prior to the Closing Date.

(xiv) Excluded Parcels. An executed memorandum of options with respect to the Excluded Parcels in the form attached hereto as Exhibit “U”.

(xv) Material Title Contract Deliveries. Those certain amendments, notices and other deliveries relating to the Material Title Contracts that are more particularly described on Exhibit “W” attached hereto, all in form and substance reasonably satisfactory to Buyer.

(xvi) Other Documents. Any other documents which Seller is obligated to deliver to Buyer pursuant to this Agreement or that are necessary to effectuate the transfer of the Ownership Interests as contemplated by this Agreement in accordance with the terms of this Agreement or pursuant to applicable law, rule or regulation, including, without limitation, any original letters of credit and documents evidencing any other form of security deposit provided by tenants under the Leases and held by any Owner or Seller.

Location at the Properties on the Closing Date of any of the materials referred to in clauses (vii), (viii) and (ix) of this Section 15(a) shall be deemed delivery to Buyer.

(b) Buyer’s Deliveries. On the Closing Date, Buyer will deliver to Seller or, at Seller’s direction, to the Title Company, the following:

(i) Assignments. The Assignments executed by Buyer.

(ii) Management and Leasing Agreement. An executed copy of a Management and Leasing Agreement with respect to each Property.

(iii) Authority Documents. An authorizing resolution and an incumbency certificate, and such other documents as may be reasonably necessary to evidence the authority and capacity of Buyer and the authority of the signatory for Buyer.

(iv) Purchase Price. The balance of the Purchase Price, adjusted in accordance with Sections 7 and 25 hereof, payable at Closing.

(v) Closing Statement. The Closing Statement prepared in accordance with this Agreement, executed by Buyer.

(vi) Excluded Parcels. An executed memorandum of options with respect to the Excluded Parcels in the form attached hereto as Exhibit “U”.

(vii) Other Documents. Any other documents (A) which Buyer is obligated to deliver to Seller pursuant to this Agreement, (B) that may be requested by the Title Company in order to issue the Title Policies and (C) that are necessary in order to effectuate the transfer of the Ownership Interests as contemplated by this Agreement (x) in accordance with the terms of this Agreement, or (y) pursuant to any applicable law, rule or regulation.

16. Default.

(a) Buyer Default. IF BUYER SHALL FAIL TO PERFORM ANY OF ITS MATERIAL OBLIGATIONS UNDER THIS AGREEMENT OR ANY OF THE OTHER PURCHASE AGREEMENTS IN ANY MATERIAL RESPECT, PRIOR TO CLOSING, AND BUYER FAILS TO CURE SUCH BREACH WITHIN TEN (10) BUSINESS DAYS AFTER BUYER’S RECEIPT OF WRITTEN NOTICE FROM SELLER SPECIFYING SUCH DEFAULT, THEN THE DEPOSIT SHALL BE PAID TO SELLER BY THE ESCROWEE IN ACCORDANCE WITH THE DEPOSIT ESCROW AGREEMENT, AS LIQUIDATED DAMAGES AND NOT AS A PENALTY. THE RETENTION OF THE DEPOSIT SHALL BE SELLER’S SOLE REMEDY IN THE EVENT OF BUYER’S DEFAULT AT OR PRIOR TO THE CLOSING DATE, AND SELLER IN SUCH EVENT HEREBY WAIVES ANY RIGHT, UNLESS CLOSING IS COMPLETED, TO RECOVER THE BALANCE OF THE PURCHASE PRICE. SELLER AND BUYER AGREE THAT THE ACTUAL DAMAGES TO SELLER IN THE EVENT OF SUCH BREACH ARE IMPRACTICAL TO ASCERTAIN AS OF THE DATE OF THIS AGREEMENT AND THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE THEREOF. UPON PAYMENT OF THE DEPOSIT TO SELLER AS LIQUIDATED DAMAGES, THIS AGREEMENT AND THE OTHER PURCHASE AGREEMENT SHALL (EXCEPT AS HEREIN OR THEREIN OTHERWISE EXPRESSLY PROVIDED) BE AND BECOME NULL AND VOID. NOTHING CONTAINED IN THIS SECTION 16(a) SHALL BE DEEMED TO LIMIT SELLER’S RIGHTS AGAINST BUYER BY REASON OF THE INDEMNITY OBLIGATIONS OF BUYER TO SELLER SET FORTH IN THIS AGREEMENT WHICH EXPRESSLY SURVIVE THE TERMINATION OF THIS AGREEMENT.

(b) Breach by Seller. If Seller shall fail to perform any of its material obligations under this Agreement or any of the Other Purchase Agreements, in any material respect, prior to Closing, and Seller fails to cure such breach within ten (10) Business Days after Seller’s receipt of written notice from Buyer specifying such default, as its sole and exclusive remedy, Buyer may either (i) terminate this Agreement and the Other Purchase Agreements and receive a refund of the Deposit, in which event Seller shall pay to Buyer its actual third party out-of-pocket costs and expenses incurred in connection with the transactions contemplated by this Agreement and the Other Purchase Agreements in an amount not to exceed $750,000 or (ii) pursue the remedy of specific performance of Seller’s obligations under this Agreement, Seller hereby waiving any defense it may have to an action for specific performance based upon the adequacy of Buyer’s remedies at law; provided, however, that (A) Buyer shall only be entitled to the remedy of specific performance if any suit for specific performance is filed within ninety (90) days after Seller’s failure to cure the applicable breach within ten (10) Business Days as aforesaid, and (B) if Buyer seeks specific performance under this Agreement, Buyer agrees to accept the Ownership Interests and each Owner’s assets, including, without limitation, the Properties, in accordance with the terms of this Agreement; provided further, that if Seller wrongfully sells a Property or any Ownership Interests in any Owner to a bona fide third party purchaser prior to Closing, such that the remedy of specific performance is not available, then, in addition to the refund of the Deposit and Seller’s payment to Buyer of its actual third party out-of-pocket costs and expenses incurred in connection with the transactions contemplated by this Agreement and the Other Purchase Agreements in an amount not to exceed $750,000, Seller shall pay to Buyer its actual damages as a result of such breach in an amount not to exceed One Million Seven Hundred Fifty Thousand Dollars ($1,750,000). Notwithstanding any of the foregoing to the contrary, in no event whatsoever, shall Buyer have the right to seek money damages of any kind as a result of any default by Seller under any of the terms of this Agreement other than as expressly provided in this Agreement, and in no event shall Seller be liable to Buyer for any punitive, speculative or consequential damages. The foregoing waiver shall not apply to claims based upon breach of representations and warranties, which are governed instead by the provisions of Section 24(c) hereof, or any claim for indemnification governed by Section 22 or Section 23(e)(i) or any of Seller’s post-closing obligations under any Transaction Document.

17. Notices; Computation of Periods.

(a) Notices. Except as expressly set forth in Section 21, all notices given by either party to the other shall be in writing and shall be sent either (i) by United States Postal Service registered or certified mail, postage prepaid, return receipt requested, or (ii) by prepaid nationally recognized overnight courier service for next business day delivery, addressed to the other party at the following addresses listed below, or (iii) via facsimile transmission to the facsimile numbers listed below or by email of a pdf copy of such notice to the email addresses listed below; provided, however, that if such communication is given via facsimile transmission or email, an original counterpart of such communication shall concurrently be sent in the manner specified in clause (ii) above. Mailing addresses, facsimile numbers and email addresses of the parties are as follows:

As to Seller:

PREIT Associates, L.P.

The Bellevue, 3rd Floor

Broad and Walnut Streets

Philadelphia, PA 19102

Attention: Jeffrey A. Linn, Executive Vice President

Fax: (215) 546-0240

Email: linnj@preit.com

with copies at the same time to:

PREIT Associates, L.P.

The Bellevue, 3rd Floor

Broad and Walnut Streets

Philadelphia, PA 19102

Attention: Bruce Goldman, Esq., Executive Vice

President and General Counsel

Fax: (215) 546-7311

Email: goldmanb@preit.com

and

Drinker Biddle & Reath LLP

One Logan Square, 20th Floor

Philadelphia, Pennsylvania 19103-6996

Attention: Clifford H. Swain, Esq.

Fax: (215) 988-2757

Email: clifford.swain@dbr.com

As to Buyer:

Cedar Shopping Centers Partnership, L.P.

44 South Bayles Avenue, Suite 304

Port Washington, New York 11050-3765

Attention: Leo S. Ullman

Fax: (516) 767-6497

Email: LSU@cedarshoppingcenters.com

with copies at the same time to:

Cedar Shopping Centers Partnership, L.P.

44 South Bayles Avenue, Suite 304

Port Washington, New York 11050-3765

Attention: Stuart Widowski

Fax: (516) 767-6497

Email: SWidowski@cedarshoppingcenters.com

and

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, New York 10038

Attention: Steven Moskowitz, Esq.

Fax: (212) 806-7899

Email: smoskowitz@stroock.com

or to such other address as the respective parties may hereafter designate by notice in writing in the manner specified above. Any notice may be given on behalf of any party by its counsel. Notices given in the manner aforesaid shall be deemed sufficiently served or given for all purposes under this Agreement upon the earliest of (A) actual receipt by 5:00 p.m. local time on a Business Day (including receipt of a facsimile copy or a pdf copy, but only if an original of such facsimile or pdf copy is properly sent by overnight courier as provided above) or refusal of delivery by the addressee, or (B) three (3) Business Days following the date such notices, demands or requests shall be deposited in any Post Office, or branch Post Office regularly maintained by the United States Government, or (C) one (1) Business Day after delivered to the overnight courier service, as the case may be.

(b) Computation of Periods. If the final day of any period of time in any provision of this Agreement falls upon a day which is not a Business Day, then, the time of such period shall be extended to the next day which is a Business Day. Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event on which the designated period of time begins to run is not to be included and the last day of the period as so computed is to be included, unless such last day is not a Business Day in which event the period shall run until the end of the next day which is a Business Day.

18. Fire or Other Casualty.

(a) Casualty Damage. If any portion of any Property shall be damaged or destroyed by fire or other casualty between the Effective Date and the Closing Date, Seller shall, promptly upon becoming aware of the same, give written notice thereof to Buyer. Subject to the right to terminate this Agreement as to such Property in accordance with Section 18(b) hereof, the obligation of Buyer to complete Closing under this Agreement shall in no way be voided or impaired by reason thereof, and Buyer shall be required to accept the Ownership Interests without abatement of the Purchase Price or any claim against Seller, other than a credit in an amount equal to the lesser of (i) the amount necessary to repair such casualty, which amount shall be determined by an independent contractor reasonably acceptable to Buyer and Seller, or (ii) any deductible under the applicable Property Owner’s insurance policies. In such case, the proceeds of all fire and extended coverage insurance policies attributable to such damage or destruction of the assets of the applicable Property Owner, including, without limitation, its Property, received by Seller or any Owner prior to the Closing Date and not used by Seller or any Owner for the protection of or repairs to the assets of such Property Owner, including, without limitation, its Property, (and Buyer hereby authorizes Seller and each Property Owner to use the proceeds for such purposes subject to Buyer’s reasonable approval of such work) shall be disbursed to Buyer at Closing. Seller shall have no right to any unpaid claims under such insurance policies attributable to such damage or destruction of the assets of such Property Owner, including, without limitation, its Property and Seller shall assign to Buyer all of Seller’s right, title and interest, if any, in and to any such unpaid claims. There shall be no reduction in the Purchase Price by reason of any such unpaid claim, other than a credit in an amount equal to the lesser of (A) the amount necessary to repair such casualty, which amount shall be determined by an independent contractor reasonably acceptable to Buyer and Seller, or (B) any deductible under the applicable Property Owner’s insurance policies. Seller shall not settle or compromise or permit any Owner to settle or compromise any claim for such insurance proceeds without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed.

(b) Right of Termination. Notwithstanding any of the preceding provisions of this Section 18, if substantial damage shall occur to the Improvements on a Property by fire or other insured casualty prior to the Closing Date, Buyer shall have the right to terminate this Agreement as to such Property by written notice to the Seller. If Buyer desires to terminate this Agreement as to such Property pursuant to this Section 18(b), Buyer must give a written notice of termination to Seller within fifteen (15) days after Buyer’s receipt of the written determination of an independent third-party real estate professional that such damage is “substantial” as provided herein. Upon such termination of this Agreement as to such Property, this Agreement shall become null and void as to such Property (except for the indemnity obligations of each party to the other set forth in this Agreement which shall survive the termination of this Agreement). Substantial damage shall mean such damage that would cost, in the judgment of an independent third-party real estate professional retained by Seller and reasonably approved by Buyer, at least $2,000,000 to repair or which would entitle a Major Tenant to terminate its Lease. If Buyer does not timely give notice of a termination, Buyer’s obligations hereunder shall remain in effect notwithstanding such casualty and Buyer shall remain obligated to consummate the purchase in accordance with the terms of this Agreement, including, without limitation, Section 18(a) hereof.

(c) Survival. The provisions of this Section 18 shall survive the Closing and delivery of the Assignments.

19. Condemnation.

(a) Immaterial Taking. If any governmental authority or other entity having condemnation authority shall institute an eminent domain proceeding or take any steps preliminary thereto (including the giving of any direct or indirect notice of intent to institute such proceedings) with regard to a Property, Seller shall deliver prompt written notice thereof to Buyer. If any part of a Property shall be taken by exercise of the power of eminent domain after the Effective Date that does not materially interfere with the use of such Property for the purposes for which it is currently used, this Agreement shall continue in full force and effect and there shall be no abatement of the Purchase Price, but (i) Seller shall have no right to any awards arising therefrom, (ii) Seller shall assign to Buyer all of Seller’s right, title and interest, if any, in and to any such awards, and (iii) Buyer shall receive a credit against the Purchase Price for any money theretofore received by Seller or any Owner on account thereof, net of any out-of-pocket expenses actually incurred by Seller or any Owner, including attorney’s fees of collecting the same. Seller shall promptly furnish Buyer with a copy of the declaration of taking promptly after Seller’s receipt thereof. Seller shall not settle or compromise or permit any Owner to settle or compromise any claim for such awards without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed.

(b) Material Taking. If any taking of a portion of a Property materially interferes with the use of such Property for the purposes for which it is currently used or materially and adversely affects the financeability of a Property, or would entitle a Major Tenant to terminate its Lease, Buyer may terminate this Agreement as to such Property, by written notice to Seller within fifteen (15) days of Seller’s notice to Buyer of such a taking. Upon the giving of such termination notice, this Agreement shall become null and void as to such Property, except for the indemnity obligations of each party to the other and each Owner set forth in this Agreement which will survive termination of this Agreement. If Buyer does not timely give notice of termination, Buyer’s obligations hereunder shall remain in effect notwithstanding such condemnation and Buyer shall remain obligated to consummate the purchase in accordance with the terms of this Agreement, including, without limitation, Section 19(a) hereof.

(c) Survival. The provisions of this Section 19 shall survive the Closing and delivery of the Assignments.

20. Assignability.

(a) Assignments Prohibited. Buyer may not, directly or indirectly by operation of law or otherwise, assign or suffer an assignment of this Agreement and/or its rights under this Agreement, without the prior written consent of Seller, which consent Seller may deny in its sole and absolute discretion. Any assignment made without such prior written consent shall be deemed voidable and a breach of this Agreement entitling Seller to terminate this Agreement. In no event shall any transfer of direct or indirect interests in any entity that was not formed solely for the purpose of acquiring and owning the Ownership Interests be deemed any assignment of this Agreement, including, without limitation, interests in Buyer, RioCan Holdings USA, Inc., RC Cedar PA Holdings LLC and RC Cedar REIT Property Subsidiary LP (collectively, the “Permitted Assignees”). Notwithstanding the foregoing, Buyer may assign this Agreement to an entity jointly owned, directly or indirectly, by Buyer and RioCan Holdings USA, Inc. or to any Affiliate of Buyer or such jointly owned entity, or Buyer may designate any such party to take title to the Ownership Interests at Closing. No assignment shall be effective unless and until (i) Buyer shall have furnished to Seller both a fully executed copy of the assignment and a fully executed assumption agreement, in form reasonably satisfactory to Seller, by the assignee to assume, perform and be responsible, jointly and severally with the Buyer named herein, for the performance of all of the obligations of Buyer under this Agreement, and which contains a representation by the assignee that all of the representations and warranties made by Buyer in this Agreement are true and correct with respect to the assignee as of the date of the assumption agreement, and (ii) Buyer shall have delivered to Seller such information reasonably requested by Seller to verify such assignee’s compliance with the representations set forth in Section 12 hereof and Seller shall have determined such assignee’s compliance with such representations. In no event shall Buyer be relieved of any liability hereunder by reason of an assignment of its rights hereunder and the express terms of any assignment by Buyer shall reaffirm Buyer’s obligations hereunder.

(b) Successors and Assigns. Subject to the foregoing limitations, this Agreement shall extend to, and shall bind, the respective heirs, executors, personal representatives, successors and assigns of Seller and Buyer.

21. Inspections.

(a) Right to Inspect. Buyer, and Buyer’s agents and representatives, shall have the right, from time to time prior to the Closing Date or earlier termination of this Agreement, during normal business hours, to enter upon any Property for the purpose of conducting visual inspections of such Property, testing of machinery and equipment, taking of measurements, making of surveys, interviewing tenants and generally for the reasonable ascertainment of matters relating to such Property; provided, however, that Buyer shall (i) give Seller reasonable prior written or oral notice of the time and place of such entry in order to permit a representative of Seller to accompany Buyer; (ii) use reasonable commercial efforts not to interfere with the operations of any Property or any tenant thereof; (iii) restore any damage to any Property or any adjacent property caused by such actions; (iv) indemnify, defend and save Seller and each Owner and, as the case may be, their respective partners, trustees, shareholders, directors, members, officers, employees and agents harmless of and from any and all claims and/or liabilities which Seller and each Owner and their respective partners, trustees, shareholders, directors, members, officers, employees and agents may suffer or be subject by reason of, or in any manner relating to, such entry and such activities, including, without limitation, any claims by tenants and/or invitees of any Property; provided, however, that Buyer shall have no obligation to so indemnify Seller or any Owner with respect to any adverse matter or condition discovered by Buyer with respect to a Property not caused by Buyer; (v) not enter into any tenant’s leased premises or communicate with any tenant prior to the Closing Date without prior written notice to Seller and the provision to Seller of copies of all written correspondence between Buyer and such tenant occurring prior to the Closing Date; (vi) prior to entry onto a Property, furnish Seller with a certificate of general liability and property damage insurance maintained by Buyer with single occurrence coverage of at least $1,000,000 (and aggregate coverage of at least $2,000,000) and naming Seller, each Property Owner, each Property Owner’s property manager and such other entities as Seller shall designate, as additional insureds; (vii) not conduct any further environmental investigations or testing, without prior execution of, and compliance with Seller’s standard form of Environmental Testing Access Agreement; and (viii) not conduct any invasive testing, without the prior written consent of Seller, which may be withheld in its sole and absolute discretion. Seller shall make available to Buyer, and Buyer’s agents and representatives, for review the corporate books and records, financial statements and tax records with respect to each Owner and each Property. All inspection rights under this Section 21(a) shall be subject to the rights of tenants under the Leases.

(b) No Liens Permitted. Nothing contained in this Agreement shall be deemed or construed in any way as constituting the consent or request of Seller or any Owner, express or implied by inference or otherwise, to any party for the performance of any labor or the furnishing of any materials to a Property or any part thereof, nor as giving Buyer any right, power or authority to contract for or permit the rendering of any services or the furnishing of any materials that would give rise to the filing of any liens against a Property or any part thereof. Buyer agrees to promptly cause the removal of, and indemnify, defend and hold Seller and each Owner harmless with respect to, any mechanic’s or similar lien filed against any Property or any part thereof by any party performing any labor or services at such Property or supplying any materials to such Property at Buyer’s request.

(c) Survival. The provisions of this Section 21 shall survive termination of this Agreement and/or the Closing and delivery of the Assignments.

22. Brokers. Seller and Buyer each represents and warrants to the other that it has dealt with no broker or other intermediary in connection with this transaction. If any broker or other intermediary claims to be entitled to a fee or commission by reason of having dealt with Seller or Buyer in connection with this transaction, or having introduced any Property to Buyer for sale, or having been the inducing cause to the sale, the party with whom such broker claims to have dealt shall indemnify, defend and save harmless the other party of and from any claim for commission or compensation by such broker or other intermediary. This Section 22 shall survive the termination of this Agreement and/or the Closing and delivery of the Assignment.

23. Condition of Ownership Interests and Properties.

(a) NO WARRANTIES. THE ENTIRE AGREEMENT BETWEEN THE SELLER AND BUYER WITH RESPECT TO THE OWNERSHIP INTERESTS, THE SALE THEREOF, AND THE PROPERTIES IS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE DEPOSIT ESCROW AGREEMENT, THE ASSIGNMENTS, THE OTHER EXHIBITS ATTACHED HERETO AND EACH OTHER DOCUMENT TO BE DELIVERED BY SELLER AT CLOSING (COLLECTIVELY, THE “TRANSACTION DOCUMENTS”). THE PARTIES ARE NOT BOUND BY ANY AGREEMENTS, UNDERSTANDINGS, PROVISIONS, CONDITIONS, REPRESENTATIONS OR WARRANTIES (WHETHER WRITTEN OR ORAL AND WHETHER MADE BY SELLER OR ANY AGENT, EMPLOYEE, MEMBER, OFFICER OR PRINCIPAL OF SELLER OR ANY OTHER PARTY) OTHER THAN AS ARE EXPRESSLY SET FORTH AND STIPULATED IN ANY OF THE TRANSACTION DOCUMENTS. WITHOUT IN ANY MANNER LIMITING THE GENERALITY OF THE FOREGOING, BUYER ACKNOWLEDGES THAT PRIOR TO EXECUTION OF THIS AGREEMENT IT INSPECTED THE FINANCIAL CONDITION, FORMATION DOCUMENTS AND OTHER RECORDS OF OWNERS, THE PROPERTIES, AND THE LEASES OR WAS PROVIDED WITH AN ADEQUATE OPPORTUNITY TO DO SO, AND EXCEPT AS SET FORTH IN ANY OF THE TRANSACTION DOCUMENTS, THAT THE OWNERSHIP INTERESTS AND THEREBY OWNERS’ ASSETS SHALL BE PURCHASED BY BUYER IN AN “AS IS” AND “WHERE IS” CONDITION AND WITH ALL EXISTING DEFECTS (PATENT AND LATENT) AS A RESULT OF SUCH INSPECTIONS AND INVESTIGATIONS AND, EXCEPT FOR THE COVENANTS, AGREEMENTS, REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ANY OF THE TRANSACTION DOCUMENTS, NOT IN RELIANCE ON ANY AGREEMENT, UNDERSTANDING, CONDITION, WARRANTY (INCLUDING, WITHOUT LIMITATION, WARRANTIES OF HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE) OR REPRESENTATION MADE BY SELLER, ANY OWNER OR ANY AGENT, EMPLOYEE, MEMBER, OFFICER OR PRINCIPAL OF SELLER OR ANY OWNER OR ANY OTHER PARTY AS TO THE OWNERSHIP INTERESTS OR THE FINANCIAL OR PHYSICAL (INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL) CONDITION OF THE ASSETS OF ANY OWNER, INCLUDING, WITHOUT LIMITATION, THE PROPERTIES OR THE AREAS SURROUNDING THE PROPERTIES, OR AS TO ANY OTHER MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE PROPERTIES, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY, (B) ANY INCOME TO BE DERIVED FROM THE PROPERTIES, (C) THE SUITABILITY OF THE PROPERTIES FOR ANY AND ALL ACTIVITIES AND USES WHICH BUYER MAY CONDUCT THEREON, (D) THE COMPLIANCE OF OR BY OWNERS OR THE PROPERTIES OR THEIR OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTIES (BUYER AFFIRMING THAT BUYER HAS NOT RELIED ON

SELLER’S SKILL OR JUDGMENT TO SELECT OR FURNISH THE PROPERTIES FOR ANY PARTICULAR PURPOSE, AND THAT SELLER MAKES NO WARRANTY THAT THE PROPERTIES ARE FIT FOR ANY PARTICULAR PURPOSE), (F) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS INCORPORATED INTO THE PROPERTIES, (G) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTIES, (H) COMPLIANCE WITH ANY ENVIRONMENTAL REQUIREMENTS, ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR OTHER REQUIREMENTS, INCLUDING THE EXISTENCE IN, ON, UNDER, OR IN THE VICINITY OF THE PROPERTIES OF HAZARDOUS MATERIALS, (I) ZONING TO WHICH THE PROPERTIES OR ANY PORTION THEREOF MAY BE SUBJECT, (J) THE AVAILABILITY OF PARKING OR ANY UTILITIES TO THE PROPERTIES OR ANY PORTION THEREOF INCLUDING, WITHOUT LIMITATION, WATER, SEWAGE, GAS AND ELECTRIC, (K) USAGES OF THE ADJOINING PROPERTIES, (L) ACCESS TO THE PROPERTIES OR ANY PORTION THEREOF, (M) THE VALUE, COMPLIANCE WITH THE PLANS AND SPECIFICATIONS, SIZE, LOCATION, AGE, USE, DESIGN, QUALITY, DESCRIPTION, DURABILITY, STRUCTURAL INTEGRITY, OPERATION, TITLE TO, OR PHYSICAL OR FINANCIAL CONDITION OF THE PROPERTIES OR ANY PORTION THEREOF, OR ANY INCOME, EXPENSES, CHARGES, LIENS, ENCUMBRANCES, RIGHTS OF CLAIMS ON OR AFFECTING OR PERTAINING TO THE PROPERTIES OR ANY PART THEREOF, (N) THE CONDITION OR USE OF THE PROPERTIES OR COMPLIANCE OF THE PROPERTIES WITH ANY OR ALL PAST, PRESENT OR FUTURE FEDERAL, STATE OR LOCAL ORDINANCES, RULES, REGULATIONS OR LAWS, BUILDING, FIRE OR ZONING ORDINANCES, CODES OR OTHER SIMILAR LAWS, (O) THE EXISTENCE OR NON-EXISTENCE OF UNDERGROUND STORAGE TANKS OR THE CONDITION THEREOF OR THE EXISTENCE OR STATUS OF ANY PERMITS THEREFOR, (P) ANY OTHER MATTER AFFECTING THE STABILITY OR INTEGRITY OF THE LAND OR IMPROVEMENTS, (Q) THE POTENTIAL FOR FURTHER DEVELOPMENT OF THE PROPERTIES, (R) THE EXISTENCE OF VESTED LAND USE, ZONING OR BUILDING ENTITLEMENTS AFFECTING THE PROPERTIES, OR (T) ANY OTHER ATTRIBUTE OR MATTER OF OR RELATING TO THE PROPERTIES. BUYER ACKNOWLEDGES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE TRANSACTION DOCUMENTS, NEITHER SELLER OR ANY OWNER, NOR ANY AGENT, MEMBER, OFFICER, EMPLOYEE OR PRINCIPAL OF SELLER OR ANY OWNER NOR ANY OTHER PARTY ACTING ON BEHALF OF SELLER OR ANY OWNER HAS MADE OR SHALL BE DEEMED TO HAVE MADE ANY SUCH AGREEMENT, COVENANT, REPRESENTATION OR WARRANTY EITHER EXPRESSED OR IMPLIED. THIS SECTION SHALL SURVIVE CLOSING AND DELIVERY OF THE ASSIGNMENTS, AND SHALL BE DEEMED INCORPORATED BY REFERENCE AND MADE A PART OF ALL DOCUMENTS DELIVERED BY SELLER TO BUYER IN CONNECTION WITH THE SALE OF THE OWNERSHIP INTERESTS.

(b) CHANGE OF CONDITIONS. SUBJECT TO SELLER’S OBLIGATIONS UNDER SECTION 13(a)(vii) HEREOF AND EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE TRANSACTION DOCUMENTS, BUYER SHALL ACCEPT THE OWNER’S ASSETS AT THE TIME OF CLOSING IN THE SAME CONDITION AS THE SAME ARE AS OF THE DATE OF THIS AGREEMENT, AS SUCH CONDITION SHALL

HAVE CHANGED BY REASON OF NORMAL WEAR AND TEAR AND NATURAL DETERIORATION AND, SUBJECT TO SECTIONS 18 AND 19 HEREOF, CONDEMNATION OR DAMAGE BY FIRE OR OTHER CASUALTY.

(c) RELEASE. WITHOUT LIMITING THE PROVISIONS OF SECTION 23(a) HEREOF AND, SUBJECT ONLY TO SELLER’S BREACH OF ITS REPRESENTATIONS, WARRANTIES, COVENANTS OR AGREEMENTS SET FORTH IN ANY OF THE TRANSACTION DOCUMENTS, BUYER, FOR ITSELF AND ITS AGENTS, AFFILIATES, SUCCESSORS AND ASSIGNS, HEREBY RELEASES, ACQUITS AND FOREVER DISCHARGES SELLER AND ITS OFFICERS, DIRECTORS, MEMBERS, SHAREHOLDERS, TRUSTEES, PARTNERS, EMPLOYEES, MANAGERS, AGENTS AND AFFILIATES FROM ANY AND ALL CLAIMS WHICH BUYER HAS OR MAY HAVE IN THE FUTURE, ARISING FROM OR RELATING TO (i) ANY DEFECTS (PATENT OR LATENT), ERRORS OR OMISSIONS IN THE DESIGN OR CONSTRUCTION OF THE PROPERTIES WHETHER THE SAME ARE THE RESULT OF NEGLIGENCE OR OTHERWISE, OR (ii) ANY OTHER CONDITIONS, INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL AND OTHER PHYSICAL CONDITIONS, AFFECTING THE PROPERTIES WHETHER THE SAME ARE A RESULT OF NEGLIGENCE OR OTHERWISE, INCLUDING SPECIFICALLY, BUT WITHOUT LIMITATION, ANY CLAIM FOR INDEMNIFICATION OR CONTRIBUTION ARISING UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT (42 U.S.C. SECTION 9601, ET SEQ.) OR ANY OTHER FEDERAL, STATE OR LOCAL STATUTE, RULE OR ORDINANCE RELATING TO LIABILITY OF PROPERTY OWNERS FOR ENVIRONMENTAL MATTERS, WHETHER ARISING BASED ON EVENTS THAT OCCURRED BEFORE, DURING, OR AFTER SELLER’S PERIOD OF OWNERSHIP OF THE OWNERSHIP INTERESTS AND WHETHER BASED ON THEORIES OF INDEMNIFICATION, CONTRIBUTION OR OTHERWISE. THE RELEASE SET FORTH IN THIS SECTION SPECIFICALLY INCLUDES, WITHOUT LIMITATION, ANY CLAIMS UNDER ANY ENVIRONMENTAL LAWS OF THE UNITED STATES, THE STATE IN WHICH A PROPERTY IS LOCATED OR ANY POLITICAL SUBDIVISION THEREOF OR UNDER THE AMERICANS WITH DISABILITIES ACT OF 1990, AS ANY OF THOSE LAWS MAY BE AMENDED FROM TIME TO TIME AND ANY REGULATIONS, ORDERS, RULES OF PROCEDURES OR GUIDELINES PROMULGATED IN CONNECTION WITH SUCH LAWS, REGARDLESS OF WHETHER THEY ARE IN EXISTENCE ON THE DATE OF THIS AGREEMENT. BUYER ACKNOWLEDGES THAT BUYER HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF BUYER’S SELECTION AND BUYER IS GRANTING THIS RELEASE OF ITS OWN VOLITION AND AFTER CONSULTATION WITH BUYER’S COUNSEL. THE RELEASE SET FORTH HEREIN DOES NOT APPLY TO THE REPRESENTATIONS, WARRANTIES, COVENANTS OR AGREEMENTS OF SELLER EXPRESSLY SET FORTH IN ANY OF THE TRANSACTION DOCUMENTS OR TO ANY DEFAULT BY SELLER HEREUNDER. AS PART OF THE PROVISIONS OF THIS SECTION, BUT NOT AS A LIMITATION THEREON, BUYER HEREBY AGREES, REPRESENTS AND WARRANTS THAT THE MATTERS RELEASED HEREIN ARE NOT LIMITED TO MATTERS WHICH ARE KNOWN OR DISCLOSED, AND BUYER HEREBY WAIVES ANY AND ALL RIGHTS AND BENEFITS WHICH IT NOW HAS, OR IN THE FUTURE MAY HAVE CONFERRED UPON IT, BY VIRTUE OF THE PROVISIONS OF FEDERAL, STATE OR LOCAL LAW,

RULES OR REGULATIONS. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, THE FOREGOING RELEASE SHALL NOT BE APPLICABLE TO CLAIMS ARISING OUT OF ANY ACTS OR OMISSIONS OF SELLER OR ANY OF ITS AFFILIATES AFTER CLOSING, OR TO BUYER’S RIGHT TO IMPLEAD OR OTHERWISE SEEK JOINDER OF SELLER SOLELY WITH RESPECT TO ANY CLAIMS BROUGHT AGAINST BUYER, ANY OWNER, OR A PROPERTY BY A THIRD PARTY UNAFFILIATED WITH BUYER ARISING OUT OF ACTIONS, OMISSIONS OR CIRCUMSTANCES DURING SELLER’S PERIOD OF OWNERSHIP OF THE OWNERSHIP INTERESTS, AND SHALL NOT IMPAIR OR LIMIT BUYER’S RIGHTS UNDER SECTION 23(e)(i) TO BE INDEMNIFIED, DEFENDED AND HELD HARMLESS.

IN THIS CONNECTION AND TO THE EXTENT PERMITTED BY LAW, BUYER HEREBY AGREES, REPRESENTS AND WARRANTS THAT BUYER REALIZES AND ACKNOWLEDGES THAT FACTUAL MATTERS NOW UNKNOWN TO IT MAY HAVE GIVEN OR MAY HEREAFTER GIVE RISE TO CAUSES OF ACTION, CLAIMS, DEMANDS, DEBTS, CONTROVERSIES, DAMAGES, LIABILITIES, OBLIGATIONS, COSTS, LOSSES AND EXPENSES WHICH ARE PRESENTLY UNKNOWN, UNANTICIPATED AND UNSUSPECTED, AND BUYER FURTHER AGREES, REPRESENTS AND WARRANTS THAT THE WAIVERS AND RELEASES HEREIN HAVE BEEN NEGOTIATED AND AGREED UPON IN LIGHT OF THAT REALIZATION AND THAT BUYER NEVERTHELESS HEREBY INTENDS TO RELEASE, DISCHARGE AND ACQUIT SELLER AND EACH OF THE OTHER SELLER PARTIES FROM ANY SUCH UNKNOWN CAUSES OF ACTION, CLAIMS, DEMANDS, DEBTS, CONTROVERSIES, DAMAGES, LIABILITIES, OBLIGATIONS, COSTS, LOSSES AND EXPENSES WHICH MIGHT IN ANY WAY BE INCLUDED IN THE WAIVERS AND MATTERS RELEASED AS SET FORTH IN THIS SECTION. THE PROVISIONS OF THIS SECTION ARE MATERIAL AND INCLUDED AS A MATERIAL PORTION OF THE CONSIDERATION GIVEN TO SELLER BY BUYER IN EXCHANGE FOR SELLER’S PERFORMANCE HEREUNDER. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING OF THE TRANSACTIONS CONTEMPLATED HEREUNDER OR THE TERMINATION OF THIS AGREEMENT.

SELLER HAS GIVEN BUYER MATERIAL CONCESSIONS REGARDING THIS TRANSACTION IN EXCHANGE FOR BUYER AGREEING TO THE PROVISIONS OF THIS SECTION. SELLER AND BUYER HAVE EACH INITIALED THIS SECTION TO FURTHER INDICATE THEIR AWARENESS AND ACCEPTANCE OF EACH AND EVERY PROVISION HEREOF.

BUYER’S INITIALS: /s/ LSU	SELLER’S INITIALS: /s/ JAL

(d) Seller Reports. Buyer acknowledges that, except to the extent set forth in Section 10 hereof, Seller makes no warranties or representations regarding the adequacy, accuracy or completeness of the Reports or other documents relating to the Properties, and Buyer shall have no claim against Seller based upon the form, contents or substance (or lack thereof) or inadequacy, inaccuracy, incompleteness, errors or omissions contained in the Reports or such other documents relating to any Property or Buyer’s reliance thereon. Buyer further acknowledges that it has had full opportunity to perform such physical inspections, environmental and engineering investigations and appraisals as Buyer deems appropriate prior to Closing, and Buyer obtained its own physical inspections, environmental and engineering Reports and appraisals of the Properties. Buyer agrees to promptly provide Seller (without any representation or warranty whatsoever and without any liability with respect to the content thereof) with copies of all environmental reports obtained by Buyer prior to the Effective Date with respect to the Properties.

(e) Indemnities.

(i) Notwithstanding anything to the contrary contained in this Agreement, Seller shall indemnify, defend and hold harmless each Owner, Buyer, each of Buyer’s nominees and/or designees that shall take title to any Ownership Interests, and the direct and indirect members, partners, shareholders, principals, officers, directors and employees of each of the foregoing (collectively, the “Buyer Parties” and each, individually, a “Buyer Party”) from and against any and all losses, claims, damages, liabilities, fees, fines, costs and expenses (including reasonable attorney’s fees and disbursements), and actions with respect thereto, regardless of whether foreseeable, unforeseeable, past, present or future, asserted against, incurred or suffered by any Buyer Party in connection with, related to or arising from any Liabilities of any Owner accruing or arising from claims, events or occurrences taking place prior to the Closing Date, provided that the indemnity set forth in this Section 23(e)(i) shall not apply to Excluded Liabilities. For purposes of this Section 23(e), (x) “Liabilities” shall mean debts, liabilities, obligations, guarantees, indemnities, duties and responsibilities of any kind and description, whether absolute or contingent, monetary or non-monetary, direct or indirect, known or unknown or matured or unmatured, or of any other nature, and (y) “Excluded Liabilities” shall mean Liabilities relating in any way to the physical or environmental condition of the Premises, other than any third party tort claims.

(ii) Notwithstanding anything to the contrary contained in this Agreement, Buyer shall indemnify, defend and hold harmless each Seller, any Affiliate of Seller, and the direct and indirect members, partners, shareholders, principals, officers, directors and employees of each of the foregoing (collectively, the “Seller Parties” and each, individually, a “Seller Party”) from and against any and all losses, claims, damages, liabilities, fees, fines, costs and expenses (including reasonable attorney’s fees and disbursements), and actions with respect thereto, regardless of whether foreseeable, unforeseeable, past, present or future, asserted against, incurred or suffered by any Seller Party in connection with, related to or arising from any Liabilities of any Owner accruing or arising from claims, events or occurrences taking place on or after the Closing Date.

(f) Effect of Disclaimers. Buyer acknowledges and agrees that the Purchase Price has been negotiated to take into account that the Ownership Interests are being sold subject to the provisions of this Section 23 and that the disclaimers and other provisions of this Section 23 were a material consideration in Seller entering into this Agreement and accepting the Purchase Price set forth in this Agreement for the Ownership Interests.

(g) Survival. The provisions of this Section 23 shall survive Closing and delivery of the Assignments.

24. Survival of Provisions.

(a) Acceptance by Buyer and Seller of the Assignments at Closing shall constitute an acknowledgment by each party of full performance by the other party of all of such other party’s obligations under this Agreement, except for those obligations which are expressly provided in this Agreement to survive Closing.

(b) Any of the obligations of Buyer or Seller under this Agreement that are expressly provided in this Agreement to survive Closing or that shall possibly imply performance or observance after the Closing Date shall survive Closing and delivery of the Assignments, notwithstanding any presumption to the contrary.

(c)

(i) Notwithstanding any provision to the contrary set forth in this Agreement, the representations of Seller expressly set forth in Section 10 hereof shall survive Closing under this Agreement until the expiration of the applicable Survival Period; provided, however, that (y) such representations are, and are intended to be, given as of the date(s) set forth in Section 10 hereof, and (z) the representations of Seller set forth in this Agreement with respect to Leases, to the extent expressly confirmed without qualification as to the knowledge of the tenant in a Tenant Estoppel Certificate satisfying the requirements of Section 14(a)(iii), shall not survive Closing.

(ii) If Buyer determines after the Effective Date and prior to the Closing that any of the representations of Seller in Section 10 hereof and in the seller’s representation section of the Other Purchase Agreements were not true when given and Buyer’s reasonably estimated damages for all such breaches collectively aggregate more than $750,000, Buyer’s sole right and remedy shall be to terminate this Agreement by giving to Seller written notice of such termination, in which event Buyer shall receive a refund of the Deposit, and Seller shall pay to Buyer its actual third party out-of-pocket costs and expenses incurred in connection with the transactions contemplated by this Agreement and the Other Purchase Agreements in an amount not to exceed $750,000. If Buyer’s damages for all such breaches collectively aggregate $750,000 or less and more than $250,000, then Seller shall grant to Buyer a credit against the Purchase Price in the amount of such aggregate damages, in which case Buyer shall be obligated to proceed to closing with such credit. If Buyer’s damages for all such breaches collectively aggregate $250,000 or less, then Buyer shall proceed to Closing without credit or offset against the Purchase Price. For purposes of this Section 24(c)(ii), in determining whether there exists a breach by Seller of any of its representations and warranties or the amount of Buyer’s damages resulting from such breach, any materiality qualifications in such representation and warranty shall be disregarded.

(iii) Except as expressly set forth herein, Seller shall have no liability to Buyer by reason of a breach or default of any of Seller’s representations set forth in Section 10, unless the Closing shall have occurred and Buyer shall have given to Seller written notice of such breach or default within the applicable Survival Period, and Buyer shall have given to Seller an opportunity to cure any such breach or default within a reasonable period of time after Seller shall have received such written notice, not to exceed ninety (90) days. No claim for breach of any representation or warranty of Seller set forth in Section 10 shall be actionable or payable unless the valid claims for all such breaches collectively aggregate more than $250,000, in which event the full amount of such claims shall be actionable; provided, however, that in no event shall Seller be liable to Buyer on account any breach of any representation or warranty set forth in Section 10 in excess of Two Million Five Hundred Thousand Dollars ($2,500,000) in the aggregate; provided, however, that the provisions of this Section 24(c)(iii) shall not apply to Seller’s breach of a representation regarding a Tax or Corporate Obligation or the representation set forth in Section 10(a)(v), or any claim for indemnification governed by Section 22 or Section 23(e)(i), for which there shall be no limitations. Seller’s liability shall be limited to actual damages and shall not include punitive, speculative or consequential damages. In determining the dollar limits set forth in this Section 24 for the purposes of the basket, the termination threshold and the total liability limitation, breaches of representations and warranties under the Other Purchase Agreements shall be aggregated with those under Section 10 of this Agreement.

(iv) Survival. The provisions of this Section 24 shall survive Closing and delivery of the Assignments.

25. Earnout Provision.

(a) Leases Entered Prior to Closing. The Purchase Price payable at Closing shall be increased by one hundred percent (100%) of the Earnout Amount for each New Lease which is signed by a Property Owner and a tenant prior to the Closing Date (each a “Pre-Closing New Lease”) and which (x) is with the tenant named in and upon the terms listed in the Leasing Pipeline Schedule, and complies with the Leasing Guidelines attached as Exhibit “D” hereto or (y) is otherwise approved by Buyer.

(b) Leases Entered After Closing. Each Property Owner shall pay to Seller an amount equal to (x) 100% of the Earnout Amount for each New Lease which is signed by such Property Owner and a tenant between the Closing Date and the second anniversary of the Closing Date (each a “Post-Closing New Lease”) and which is with the tenant named in and upon the terms listed in the Leasing Pipeline Schedule and otherwise complies with the Leasing Guidelines and (y) 75% of the Earnout Amount for each Post-Closing New Lease which is signed between the Closing Date and the second anniversary of the Closing Date by such Property Owner and a tenant that is not named in the Leasing Pipeline Schedule, but complies with the Leasing Guidelines or is otherwise approved by Buyer. Payment of the amounts required to be paid under this Section 25(b) shall be conditioned upon the satisfaction of the following conditions precedent on or before the third anniversary of the Closing Date: (x) the tenant shall be in occupancy and open for business; (y) the tenant shall have commenced the payment of regularly scheduled rent; and (z) the tenant shall have delivered a Tenant Estoppel Certificate which conforms to the provisions required by Section 14(a)(iii) hereof. If such conditions are satisfied on or before the third anniversary of the Closing Date, payment of the Earnout Amount will be made by the applicable Property Owner to Seller within thirty (30) days following Buyer’s receipt of evidence of such satisfaction. The parties acknowledge and agree that if the conditions set forth in this Section 25(b) are not satisfied on or prior to the third anniversary of the Closing Date with respect to any Post-Closing New Lease, no Earnout Amount shall be owed by Buyer with respect thereto.

(c) Calculation of the Earnout Amount. As used in this Section 25, the “Earnout Amount” for any New Lease shall be an amount equal to (x) the estimated annualized revenue attributable to such New Lease, i.e. minimum rent, percentage rent, concession revenue, and estimated CAM, real estate tax and other reimbursements, less (y) a management fee of 3.5% on the gross receipts to be generated from the applicable tenant, capitalized at 7.64%. If the New Lease provides for annual minimum or other rent escalations, the capitalization shall be based on the estimated revenue for the first 12 months in which full minimum rent is payable. If a tenant under a New Lease is in occupancy, open for business and has delivered a satisfactory estoppel, but is entitled to a period of free or reduced rent, the amount payable pursuant to Section 25(a) or (b) will be calculated and paid as if rent had commenced and was being paid, but the Earnout Amount will be reduced by the present value of the installments of free or reduced rent to which the tenant is entitled discounted at (x) 7.64% on all New Leases where 100% of the Earnout Amount is payable, or (y) 10.19% (7.64% ÷ 75% = 10.19%) on all New Leases where 75% of the Earnout Amount is payable. A sample calculation of the Earnout Amount is attached hereto and made a part hereof as Exhibit “P”.

(d) Leasing Costs. Seller shall remain responsible for all Leasing Costs for all Pre-Closing New Leases. Each Property Owner shall be responsible for all Leasing Costs for all Post-Closing New Leases; however, the amount of such Leasing Costs (including, without limitation, any leasing commissions or other amounts payable under any Management and Leasing Agreement with respect to the execution of such Post-Closing New Leases) shall be deducted from the amounts to be paid by such Property Owner to Seller.

(e) Refusal to Sign a Lease. If Seller tenders a lease meeting the criteria set forth in Section 25(b) above, but the applicable Property Owner unreasonably refuses to sign it, an Earnout Amount will be payable as if the lease was fully executed and all conditions for the payment of the Earnout Amount had been satisfied.

(f) No Duplication. Anything contained in this Section 25 to the contrary notwithstanding, Seller shall not be entitled to any Earnout Amount with respect to all or any portion of any Property for which an Earnout Amount shall have previously been paid.

(g) Survival. The provisions of this Section 25 shall survive Closing and the delivery of the Assignments.

26. Sophistication of the Parties. Each party hereto hereby acknowledges and agrees that it has consulted legal counsel in connection with the negotiation of this Agreement and that it has bargaining power equal to that of the other parties hereto in connection with the negotiation and execution of this Agreement. Accordingly, the parties hereto agree the rule of contract construction to the effect that an agreement shall be construed against the draftsman shall have no application in the construction or interpretation of this Agreement.

27. Limited Liability.

(a) Neither Buyer nor any constituent partner in or agent of Buyer, nor any advisor, trustee, director, officer, employee, beneficiary, shareholder, member, partner, participant, representative or agent of any partnership, limited liability company, corporation, trust or other entity that has or acquires a direct or indirect interest in Buyer, shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Seller, its successors and assigns and, without limitation, all other persons and entities shall look solely to the Deposit for any performance, and Seller, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability.

(b) No constituent partner in or agent of Seller, nor any advisor, trustee, director, officer, employee, beneficiary, shareholder, member, partner, participant, representative or agent of any partnership, limited liability company, corporation, trust or other entity that has or acquires a direct or indirect interest in Seller, shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Buyer, its successors and assigns and, without limitation, all other persons and entities shall look, following Closing and subject to the limitations set forth herein, solely to Seller’s assets for payment of any claim or for any performance, and Buyer, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability. Notwithstanding anything to the contrary contained in this Agreement, neither the negative capital account of any constituent member or partner in Seller (or in any other constituent member or partner of Seller), nor any obligation of any constituent member or partner in Seller (or in any other constituent member or partner of Seller) to restore a negative capital account or to contribute capital to Seller (or to any other constituent member or partner of Seller), shall at any time be deemed to be the property or an asset of Seller or any such other constituent member or partner (and neither Buyer nor any of its successors or assigns shall have any right to collect, enforce or proceed against or with respect to any such negative capital account of a member’s or partner’s obligation to restore or contribute). The foregoing shall be in addition to, and not in limitation of, any further limitation of liability that might otherwise apply (whether by reason of Buyer’s waiver, relinquishment or release of any applicable rights or otherwise).

28. Attorneys’ Fees. If any litigation arises between the parties hereto under or concerning this Agreement, then the non-prevailing party shall pay any and all costs and expenses incurred by the other party on account of such litigation, including, without limitation, court costs and reasonable attorneys’ fees and disbursements. Any such attorneys’ fees and other expenses incurred by either party in enforcing a judgment in its favor under this Agreement shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys’ fees obligation is intended to be severable from the other provisions of this Agreement and to survive and not be merged into any such judgment. The provisions of this Section 28 shall survive Closing and delivery of the Assignments or the earlier termination of this Agreement.

29. Waiver of Jury Trial. SELLER AND BUYER HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, UNCONDITIONALLY AND IRREVOCABLY WAIVE ANY RIGHT EACH MAY HAVE TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER ARISING IN TORT OR CONTRACT) BROUGHT BY EITHER AGAINST THE OTHER ON ANY MATTER ARISING OUT OF OR

IN ANY WAY CONNECTED WITH THIS AGREEMENT OR ANY OTHER DOCUMENT EXECUTED AND DELIVERED BY A PARTY IN CONNECTION HEREWITH (INCLUDING ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT BASED ON A CLAIM THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE).

30. Miscellaneous.

(a) Captions or Headings; Interpretation. Section or subsection captions or headings contained in this Agreement are for convenience only, and shall not control or affect the meaning or construction of any of the terms or provisions of this Agreement. Wherever in this Agreement the singular number is used, the same shall include the plural and vice versa and the masculine gender shall include the feminine gender and vice versa as the context shall require.

(b) Amendments and Waivers. No change, alteration, amendment, modification or waiver of any of the terms or provisions of this Agreement shall be valid, unless the same shall be in writing and signed by Buyer and Seller.

(c) Counterparts. This Agreement may be executed by facsimile signature and in multiple counterparts each of which shall be deemed an original but together shall constitute one agreement.

(d) Applicable Law. This Agreement shall be governed and construed according to the laws of the Commonwealth of Pennsylvania.

(e) Right to Waive Conditions or Contingency. Either party may waive any of the terms and conditions of this Agreement made for its benefit provided such waiver is in writing and signed by the party waiving such term or condition.

(f) Partial Invalidity. If any term, covenant, condition or provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable, at any time or to any extent, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, unless such invalidity or unenforceability materially frustrates the intent of the parties as set forth herein. Each term, covenant, condition and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

(g) Confidentiality. Buyer agrees to treat all information received with respect to an Owner and/or a Property, whether such information is obtained from Seller or from Buyer’s own due diligence investigations, in a confidential manner. Buyer shall not disclose any such information to any third parties, other than such disclosure to Buyer’s counsel, consultants, accountants, investors, lenders and advisers as may be required in connection with the transactions contemplated hereby (such disclosure to be made expressly subject to this confidentiality requirement) or as may be required by law. Seller and Buyer agree to keep this Agreement confidential and not make any public announcements or disclosures with respect to the subject matter of this Agreement prior to Closing without the written consent of the other party or as may be required by law. Notwithstanding the foregoing, Buyer and Seller each recognize that their respective entities are part of a chain of ownership which includes public companies, and shall have the right to make any press release or SEC filing with respect to the transactions described in this Agreement as its General Counsel, or external SEC counsel, deem appropriate or required by law, regulation or the requirements of the NYSE.

(h) Due Diligence Items. In the event this Agreement is terminated without Buyer acquiring the Ownership Interests, Buyer shall, within five (5) Business Days thereafter, deliver to Seller or destroy all due diligence items provided to Buyer from Seller and deliver copies of all engineering and environmental reports obtained and/or prepared by unaffiliated third parties engaged by Buyer, in each case, without representation or warranty.

(i) Agreement Not To Be Recorded. This Agreement shall not be filed of record by or on behalf of Buyer in any office or place of public record. If Buyer fails to comply with the terms hereof by recording or attempting to record this Agreement or a notice thereof, such act shall not operate to bind or cloud the title to any Property. Seller shall, nevertheless, have the right forthwith to institute appropriate legal proceedings to have the same removed from record. If Buyer or any agent, broker or counsel acting for Buyer shall cause or permit this Agreement or a copy thereof to be filed in an office or place of public record, Seller, at its option, and in addition to Seller’s other rights and remedies, may treat such act as a material default of this Agreement on the part of Buyer. However, the filing of this Agreement in any lawsuit or other proceedings in which such document is relevant or material shall not be deemed to be a violation of this Section 30. The provisions of this Section 30(i) shall not apply to the filing or recordation of a Memorandum pursuant to Section 31(e).

(j) Exhibits and Schedules. Each of the Exhibits and Schedules referred to herein and attached hereto is incorporated herein by this reference.

(k) Time of the Essence. Subject to rights of Buyer and Seller to defer Closing pursuant to the provisions of Section 4(b) hereof, time shall be of the essence with respect to all time periods and deadlines under this Agreement, including, without limitation, the Closing Date.

(l) Cooperation with Respect to Excluded Parcels. After Closing, Buyer and each Owner, as applicable, shall reasonably cooperate with, and not oppose, Seller and Seller shall reasonably cooperate with and not oppose Buyer or an Owner, with respect to the development of their respective properties, at no cost or expense to the other; provided, that the foregoing shall not obligate either party to amend or modify any applicable restrictions contained in the Title Contracts or the Leases or otherwise incur any expense or liability. In particular, Buyer agrees that Seller may develop the Excluded Parcels adjacent to the Monroe Marketplace for any use permitted by applicable zoning, as the same may be revised or a variance obtained therefrom, subject to the terms and provisions of the Title Contracts and the Leases. Such use may be for a non-retail use and/or may include any retail use which does not (x) violate any existing exclusive use covenant at the Monroe Marketplace or (y) constitute a nuisance. The provision of this Section 30(l) shall survive Closing and the delivery of the Assignments.

(m) Further Assurances. Buyer and Seller agree to execute all documents and instruments reasonably required in order to consummate the purchase and sale herein contemplated, provided no obligations are incurred thereby which are not previously provided for herein. The provisions of this Section 30(m) shall survive Closing and delivery of the Assignments.

(n) Tax Allocations. Buyer and Seller shall allocate the Purchase Price set forth on Exhibit “A” with respect to each Property among the assets that are deemed sold for federal income tax purposes in accordance with a schedule to be jointly prepared by Buyer and Seller within 60 days of the Closing Date. Buyer and Seller shall report, act and file tax returns in all respects and for all purposes consistent with such allocation schedule. Neither Buyer nor Seller shall take any position (whether in audits, tax returns, or otherwise) that is inconsistent with such allocation schedule unless required to do so by applicable law. Buyer and Seller agree to timely update such allocation schedule to take account of any adjustments to the Purchase Price, including, without limitation, as a result of the payment of any Earnout Amounts. The provisions of this Section 30(n) shall survive Closing and delivery of the Assignments.

31. Sale of Excluded Parcels.

(a) Option to Purchase.

(i) If at any time during the Option Period (as hereinafter defined) any Excluded Parcel Owner shall enter into a lease, license or other occupancy agreement having a term in excess of six (6) months (an “Excluded Parcel Lease”) for any portion of an Excluded Parcel, then Seller shall cause the Excluded Parcel Owner, within thirty (30) days following execution of the Excluded Parcel Lease, to send Buyer written notice (each, an “Option Offer Notice”) offering to sell such Excluded Parcel in its entirety (each, an “Option Property”) to Buyer for the Option Price (as hereinafter defined) in accordance with the terms and conditions of this Section 31(a). The Option Offer Notice shall set forth the Option Price, including a reasonably detailed calculation thereof prepared by the Excluded Parcel Owner, and true, correct and complete copies of the Excluded Parcel Lease. Buyer shall have sixty (60) days after receipt of an Option Offer Notice within which to exercise its right to acquire the Option Property (the “Option”) by giving written notice of exercise thereof to the Excluded Parcel Owner (each, an “Option Exercise Notice”). Should Buyer fail to timely deliver an Option Exercise Notice, the Option shall expire automatically and be of no further force and effect with respect to such Option Property and all other Excluded Parcels for which Buyer has not delivered an Option Exercise Notice; provided, however, that such Option Property and such other Excluded Parcels shall remain subject to the Right of First Offer (as hereinafter defined) and the Right of First Refusal (as hereinafter defined).

(ii) The “Option Price” for any Excluded Parcel shall mean a gross purchase price equal to (x) the estimated annualized revenue attributable to the Excluded Parcel Lease demising such Excluded Parcel, i.e. minimum rent, percentage rent, concession revenue, and estimated CAM, real estate tax and other reimbursements, less (y) the tenant’s pro-rata share of estimated CAM, real estate tax and other expense and less (z) a management fee of 3.5% on the annualized gross receipts to be generated from the applicable tenants, capitalized at 7.64%. If the Excluded Parcel Lease provides for annual minimum or other rent escalations, the foregoing capitalization shall be based on the estimated revenue for the first 12 months in which minimum rent is payable. If the tenant under the Excluded Parcel Lease is in occupancy, open for business and has delivered a satisfactory estoppel, but is entitled to a period of free or reduced rent, the Option Price will be calculated and paid as if rent had commenced and was being paid, but the Option Price will be reduced by the present value of the installments of free or reduced rent to which the tenant is entitled discounted at 7.64%. An example of the Option Price is attached hereto and made a part hereof as Exhibit “X”.

(iii) After receipt of an Option Exercise Notice, Seller shall cause the related Excluded Parcel Owner to prepare, and the Excluded Parcel Owner and Buyer shall enter into, a purchase and sale agreement covering the Option Property (each, an “Option Contract”) in form and substance consistent with this Agreement, provided that (a) the purchase and sale of the Option Property shall be consummated by deed transfer, unless the parties mutually agree to structure the same as a sale of one hundred percent (100%) of the direct or indirect interests in the Excluded Parcel Owner; (b) an earnest money deposit equal to two percent (2%) of the purchase price shall be required under any Option Contract; (c) the provisions of Section 25 shall be inapplicable to the purchase and sale of any Option Property; (d) each Option Contract shall provide that Buyer’s obligation to close thereunder shall be conditioned upon, inter alia, the satisfaction of the following conditions precedent on or before the first (1st) anniversary of the date of the Option Contract: (A) construction of the improvements on the Excluded Parcel shall be finally complete, (B) the tenant under the Excluded Parcel Lease shall be in occupancy and open for business; (C) the tenant under the Excluded Parcel Lease shall have commenced the payment of regularly scheduled rent; and (D) the tenant under the Excluded Parcel Lease shall have delivered a Tenant Estoppel Certificate which conforms to the provisions required by Section 14(a)(iii) of this Agreement (which provision shall be included in such Option Contract); and (e) the closing thereunder shall be consummated on a date selected by Buyer within sixty (60) days following Buyer’s receipt of evidence satisfactory to Buyer that each of the conditions set forth in clause (d) above shall have been satisfied.

(iv) For purposes of this Agreement, “Option Period” shall mean the period commencing on the Closing Date and expiring on (a) the date which is two (2) years following the Closing Date, with respect each Excluded Parcel other than Unit 4A at Monroe Marketplace, or (b) the date which is nineteen (19) years following the Closing Date, with respect to Unit 4A at Monroe Marketplace.

(b) Right of First Offer.

(i) If at any time during the ROFO Period (as hereinafter defined) any Excluded Parcel Owner desires to sell all or any portion of an Excluded Parcel that is subject to an Excluded Parcel Lease, Seller shall cause the Excluded Parcel Owner to first notify Buyer (each, a “ROFO Offer Notice”), in writing, of the Excluded Parcel Owner’s intention to do so, setting forth the purchase price and all other material terms and conditions by which such Excluded Parcel (each, a “ROFO Property”) will be sold (the “Sale Terms”). The Sale Terms shall be for an all cash sale and shall include only the ROFO Property (or 100% of the direct or indirect interests in the Excluded Parcel Owner) and no other property or assets. Buyer shall have the right, at its option, exercisable as hereinafter provided, to purchase the ROFO Property on the Sale Terms (the “Right of First Offer”).

(ii) The Right of First Offer shall be exercised, if at all, by Buyer giving written notice of exercise thereof (a “ROFO Exercise Notice”) to Seller within sixty (60) days after receipt by Buyer of the ROFO Offer Notice. If Buyer shall deliver a ROFO Exercise Notice within such sixty (60) day period, Seller shall cause the Excluded Parcel Owner to prepare, and the Excluded Parcel Owner and Buyer shall enter into, a purchase and sale agreement covering the ROFO Property (each, a “ROFO Contract”) on the Sale Terms and otherwise in form and substance consistent with this Agreement.

(iii) Should Buyer fail to deliver a ROFO Exercise Notice within said sixty (60) day period, the Excluded Parcel Owner shall thereafter have the right to sell such ROFO Property to an unaffiliated third party for a purchase price that is not less than ninety-five percent (95%) of the purchase price contained in the Sale Terms and otherwise in accordance with the Sale Terms. If the Excluded Parcel Owner is not successful in consummating the closing of such sale on the Sale Terms within twelve (12) months after the ROFO Offer Notice, the Right of First Offer granted Buyer herein shall be automatically reinstated with respect to the applicable ROFO Property and the Excluded Parcel Owner will be required to undergo the same process as described hereinabove in connection with the sale of such ROFO Property. Seller shall cause any contract entered into by the Excluded Parcel Owner and any third party to be expressly subject to the provisions of this Section 31(b). In the event of any sale to a third party in accordance with the requirements of this Section 31(b), upon the closing of such sale this Right of First Offer and the Right of First Refusal shall be deemed to expire automatically solely with respect to the applicable ROFO Property.

(iv) The Right of First Offer with respect to any Excluded Parcel shall commence upon the expiration of the Option with respect to such Excluded Parcel and shall expire and be of no further force and effect on the date which is fourteen (14) years following the Closing Date (such period being herein called the “ROFO Period”). Any exercise of the Right of First Offer by Buyer within the ROFO Period shall be effective even if the closing with respect to the subject ROFO Property shall occur after the expiration of the ROFO Period.

(c) Right of First Refusal.

(i) If at any time during the ROFR Period (as hereinafter defined) any Excluded Parcel Owner receives an offer from a bona fide unaffiliated third party (an “Offeror”) to purchase an Excluded Parcel that is not subject to an Excluded Parcel Lease (the “ROFR Property”) and the Excluded Parcel Owner is able to reach agreement with such Offeror concerning all the material terms upon which the Excluded Parcel Owner would be willing to sell such ROFR Property to such Offeror, Seller shall cause the Excluded Parcel Owner to give prompt written notice (each, a “ROFR Offer Notice”) to Buyer of such offer with a copy of such agreement attached (the “Offer”). Buyer shall have the right, at its option, exercisable as hereinafter provided, to purchase the ROFR Property pursuant to the terms and conditions set forth in the Offer (the “Right of First Refusal”).

(ii) The Right of First Refusal shall be exercised, if at all, by Buyer giving written notice of exercise thereof (a “ROFR Exercise Notice”) to Seller within twenty one (21) days after receipt by Buyer of the ROFR Offer Notice and a copy of the Offer as set forth in Section 31(c)(i). If Buyer shall deliver a ROFR Exercise Notice within such twenty one (21) day period, Seller shall cause the Excluded Parcel Owner to prepare, and the Excluded Parcel Owner and Buyer shall enter into, a purchase and sale agreement covering the ROFR Property (each, a “ROFR Contract”) on the terms and conditions of the Offer and otherwise in form and substance consistent with this Agreement.

(iii) Should Buyer fail to deliver a ROFR Exercise Notice to the Excluded Parcel Owner within said twenty one (21) day period, the Excluded Parcel Owner may sell the ROFR Property covered by the subject Offer to the subject Offeror strictly in accordance with such Offer. If the Excluded Parcel Owner and such Offeror thereafter amend or modify the terms of the Offer presented to Buyer to decrease the purchase price by more than five percent (5%) or otherwise provide for terms materially more favorable to the subject Offeror, then such amended or modified Offer shall constitute a new Offer hereunder and Buyer’s Right of First Refusal shall apply thereto, obligating Seller to cause the Excluded Parcel Owner to present such new Offer to Buyer and entitling Buyer the right to exercise the Right of First Refusal as to such new Offer in the manner hereinbefore provided. Seller shall cause any contract entered into by the Excluded Parcel Owner and any Offeror to be expressly subject to the provisions of this Section 31(c). In the event of any sale to an Offeror in accordance with the requirements of this Section 31(c), upon the closing of such sale this Right of First Refusal and the Right of First Offer shall be deemed to expire automatically solely with respect to the applicable ROFR Property. If the subject Offeror fails to consummate the purchase of the ROFR Property pursuant to the Offer within twelve (12) months after the date the Offer is executed, then the ROFR Property shall continue to be subject to the Right of First Refusal.

(iv) The Right of First Refusal with respect to any Excluded Parcel shall commence upon the Closing Date and shall expire and be of no further force and effect on the date which is fourteen (14) years following the Closing Date (such period being herein called the “ROFR Period”). Any exercise of the Right of First Refusal by Buyer within the ROFR Period shall be effective even if the closing of the subject ROFR Property shall occur following the expiration of the ROFR Period.

(d) No Other Transfers. Except as set forth in the next following sentence, it is the intent of Buyer and Seller under this Section 31 that Buyer shall have the option rights, first offer rights and first refusal rights with respect to the Excluded Parcels as set forth in Subsections 31(a), 31(b) and 31(c) above and Seller shall not circumvent such rights through an entity transfer, ground lease (other than a ground lease to a user or occupier) or other method of direct or indirect transfer. Notwithstanding the provisions of this Section 31 to the contrary, Seller shall have the right to sell or transfer, directly or indirectly, any Excluded Parcel without compliance with the provisions of Subsections 31(b) or 31(c) if such sale or transfer is in connection with a merger of Seller, the sale of all or substantially all of the assets of Seller or a bulk sale by Seller of all assets of a specific type. In such circumstances, the rights of Buyer under this Section 31 shall survive such sale or transfer and shall be binding upon the buyer or transferee.

(e) Memorandum. Prior to the conveyance of any Excluded Parcel to an Excluded Parcel Owner, Seller shall cause the transferring Property Owner to execute, acknowledge and record against such Excluded Parcel a memorandum of the terms set forth in this Section 31 (each, a “Memorandum”) in the form annexed hereto as Exhibit “U”. Upon the expiration or termination of the all of the rights of Buyer set forth in this Section 31 with respect to an Excluded Parcel, Buyer agrees, when so requested by Seller, to execute, acknowledge and deliver to Seller an agreement reasonably acceptable to the parties removing the applicable Memorandum from the land records.

(f) Personal Rights. Buyer’s rights set forth in this Section 31 are personal to Buyer, Affiliates of Buyer and the Permitted Assignees named in Section 20 (a) hereof and are: (i) not assignable or transferable by Buyer except as specifically provided herein; and (ii) shall terminate with respect to an applicable Excluded Parcel upon a sale or transfer, direct or indirect, by Buyer of its Ownership Interests in any Property Owner of a Parcel adjacent to such Excluded Parcel (other than to a Permitted Assignee or any Affiliate of Buyer). Notwithstanding the foregoing, (A) the rights of Buyer under this Section 31 shall be assignable and transferrable in the case of a merger of Buyer, the sale of all or substantially all of the assets of Buyer or Affiliates of Buyer which own a Property Owner, the merger or sale of all or substantially all of the assets of a Permitted Assignee named in Section 20 (a) hereof or a bulk sale of the portfolio of the Properties and (B) no transfer of direct or indirect ownership interests in any Property Owner shall be deemed to have occurred for purposes of this Section 31(f) so long as such Property Owner shall continue to be controlled, directly or indirectly by Buyer, RioCan Holdings USA, Inc. and/or any of their respective Affiliates.

(g) Survival. The provisions of this Section 31 shall survive the Closing.

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IN WITNESS WHEREOF, the parties hereto, intending legally to be bound hereby, have executed this Agreement as of the date first above written.

SELLER:

PREIT ASSOCIATES, L.P.,
a Delaware limited partnership

By:	Pennsylvania Real Estate Investment Trust, its General Partner

By:	/s/ Jeffrey A. Linn
Name:	Jeffrey A. Linn
Title:	Executive Vice President

CEDAR SHOPPING CENTERS PARTNERSHIP, L.P.,
a Delaware limited partnership

By:	Cedar Shopping Centers, Inc.,
its General Partner

By:	/s/ L.S. Ullman
Name:	L.S. Ullman
Title:	President